                                                                [Execution Copy]









                               STOCK PURCHASE AGREEMENT

                              Dated as of March 28, 1996

                                        Among

                                 Merrill Corporation

                                         and

                 Shareholders of FMC Resource Management Corporation

                                  TABLE OF CONTENTS

                                                                            PAGE

ARTICLE 1   Purchase and Sale of Shares; Purchase Price. . . . . . . . . .    1
    1.1     Purchase and Sale of Shares. . . . . . . . . . . . . . . . . .    1
    1.2     The Closing. . . . . . . . . . . . . . . . . . . . . . . . . .    1
    1.3     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . .    2
    1.4     Contingent Purchase Price. . . . . . . . . . . . . . . . . . .    2
    1.5     Repayment of Shareholder Notes . . . . . . . . . . . . . . . .    5
    1.6     Deliveries at the Closing. . . . . . . . . . . . . . . . . . .    5

ARTICLE 2   Representations and Warranties of Sellers. . . . . . . . . . .    7
    2.1     Disclosure Schedule. . . . . . . . . . . . . . . . . . . . . .    7
    2.2     Corporate Organization, etc. . . . . . . . . . . . . . . . . .    7
    2.3     Capitalization . . . . . . . . . . . . . . . . . . . . . . . .    8
    2.4     Authorization, etc.. . . . . . . . . . . . . . . . . . . . . .    8
    2.5     Non-Contravention. . . . . . . . . . . . . . . . . . . . . . .    9
    2.6     Consents and Approvals.. . . . . . . . . . . . . . . . . . . .    9
    2.7     Financial Statements.. . . . . . . . . . . . . . . . . . . . .    9
    2.8     Absence of Undisclosed Liabilities.. . . . . . . . . . . . . .   10
    2.9     Absence of Certain Changes.. . . . . . . . . . . . . . . . . .   10
    2.10    Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
    2.11    Inventories. . . . . . . . . . . . . . . . . . . . . . . . . .   12
    2.12    Trade Accounts Receivable; Notes Receivable and Payables . . .   12
    2.13    Intellectual Property Rights . . . . . . . . . . . . . . . . .   13
    2.14    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .   13
    2.15    Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . .   13
    2.16    Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . .   15
    2.17    Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . . .   16
    2.18    Bank Accounts; Powers of Attorney. . . . . . . . . . . . . . .   19
    2.19    Contracts and Commitments; No Default. . . . . . . . . . . . .   20
    2.20    Orders, Commitments and Returns. . . . . . . . . . . . . . . .   21
    2.21    Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . .   21
    2.22    Business Generally . . . . . . . . . . . . . . . . . . . . . .   22
    2.23    Compliance with Law; Permits and Other Operating Rights; . . .   22
    2.24    Environmental Matters. . . . . . . . . . . . . . . . . . . . .   23
    2.25    Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
    2.26    Absence of Certain Business Practices. . . . . . . . . . . . .   26
    2.27    Books and Records. . . . . . . . . . . . . . . . . . . . . . .   26
    2.28    Accuracy of Information. . . . . . . . . . . . . . . . . . . .   26

ARTICLE 3   Representations and Warranties of Purchaser. . . . . . . . . .   27
    3.1     Corporate Organization . . . . . . . . . . . . . . . . . . . .   27
    3.2     Authorization. . . . . . . . . . . . . . . . . . . . . . . . .   27
    3.3     Non-Contravention. . . . . . . . . . . . . . . . . . . . . . .   27
    3.4     Consents and Approvals . . . . . . . . . . . . . . . . . . . .   28
    3.5     Acquisition of Shares for Investment.. . . . . . . . . . . . .   28
    3.6     Sellers' Representations and Warranties. . . . . . . . . . . .   28

ARTICLE 4   Covenants of the Parties . . . . . . . . . . . . . . . . . . .   28
    4.1     Conduct of Business of FMC . . . . . . . . . . . . . . . . . .   28
    4.2     No Company Solicitation of Alternate Transaction . . . . . . .   31
    4.3     Full Access to Purchaser . . . . . . . . . . . . . . . . . . .   31

    4.4     Confidentiality. . . . . . . . . . . . . . . . . . . . . . . .   31
    4.5     Filings; Consents; Removal of Objections . . . . . . . . . . .   32
    4.6     Further Assurances; Cooperation; Notification. . . . . . . . .   33
    4.7     Supplements to Disclosure Schedule . . . . . . . . . . . . . .   33
    4.8     Public Announcements . . . . . . . . . . . . . . . . . . . . .   33
    4.9     Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . .   34
    4.10    Covenant Not to Compete; Non-Solicitation. . . . . . . . . . .   36
    4.11    Employment Agreements. . . . . . . . . . . . . . . . . . . . .   36
    4.12    Repayment of Line of Credit. . . . . . . . . . . . . . . . . .   36

ARTICLE 5   Conditions to Purchaser's Obligations. . . . . . . . . . . . .   37
    5.1     Representations and Warranties True. . . . . . . . . . . . . .   37
    5.2     Performance. . . . . . . . . . . . . . . . . . . . . . . . . .   37
    5.3     Required Approvals and Consents. . . . . . . . . . . . . . . .   37
    5.4     Adverse Changes. . . . . . . . . . . . . . . . . . . . . . . .   37
    5.5     Environmental Matters. . . . . . . . . . . . . . . . . . . . .   37
    5.6     No Proceeding or Litigation. . . . . . . . . . . . . . . . . .   37
    5.7     Opinion of Sellers' Counsel. . . . . . . . . . . . . . . . . .   38
    5.8     Legislation. . . . . . . . . . . . . . . . . . . . . . . . . .   38
    5.9     Acceptance by Counsel to Purchaser . . . . . . . . . . . . . .   38
    5.10    Employment Agreements. . . . . . . . . . . . . . . . . . . . .   38
    5.11    Minimum Shareholders' Equity . . . . . . . . . . . . . . . . .   38
    5.12    Appropriate Documentation. . . . . . . . . . . . . . . . . . .   38

ARTICLE 6   Conditions to Obligations of the Company and
    Sellers    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
    6.1     Representations and Warranties True. . . . . . . . . . . . . .   38
    6.2     Performance. . . . . . . . . . . . . . . . . . . . . . . . . .   39
    6.3     Corporate Approvals. . . . . . . . . . . . . . . . . . . . . .   39
    6.4     No Proceeding or Litigation. . . . . . . . . . . . . . . . . .   39
    6.5     Acceptance by Counsel. . . . . . . . . . . . . . . . . . . . .   39

ARTICLE 7   Termination and Abandonment. . . . . . . . . . . . . . . . . .   39
    7.1     Termination by Mutual Consent. . . . . . . . . . . . . . . . .   39
    7.2     Termination by Either Sellers or Purchaser . . . . . . . . . .   39
    7.3     Termination by Purchaser . . . . . . . . . . . . . . . . . . .   39
    7.4     Termination by Sellers . . . . . . . . . . . . . . . . . . . .   40
    7.5     Procedure and Effect of Termination. . . . . . . . . . . . . .   40

ARTICLE 8   Survival and Indemnification . . . . . . . . . . . . . . . . .   41
    8.1     Survival of Representations, Warranties and Covenants;
    Investigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
    8.2     Indemnification by Purchaser . . . . . . . . . . . . . . . . .   41
    8.3     Indemnification by Sellers . . . . . . . . . . . . . . . . . .   42
    8.4     Right of Set-Off . . . . . . . . . . . . . . . . . . . . . . .   43
    8.5     Claims for Indemnification . . . . . . . . . . . . . . . . . .   43
    8.6     Limitation on Indemnification by Sellers . . . . . . . . . . .   44
    8.7     Tax Effect and Insurance . . . . . . . . . . . . . . . . . . .   45

ARTICLE 9   Miscellaneous Provisions . . . . . . . . . . . . . . . . . . .   45
    9.1     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
    9.2     Amendment and Modification . . . . . . . . . . . . . . . . . .   46
    9.3     Waiver of Compliance; Consents . . . . . . . . . . . . . . . .   46


                                         (ii)

    9.4     No Third Party Beneficiaries . . . . . . . . . . . . . . . . .   46
    9.5     Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
    9.6     Assignment . . . . . . . . . . . . . . . . . . . . . . . . . .   47
    9.7     Governing Law. . . . . . . . . . . . . . . . . . . . . . . . .   47
    9.8     Arbitration. . . . . . . . . . . . . . . . . . . . . . . . . .   48
    9.9     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . .   48
    9.10    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
    9.11    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . .   48
    9.12    Remedies and Injunctive Relief . . . . . . . . . . . . . . . .   49
    9.13    Definition of Material Adverse Effect. . . . . . . . . . . . .   49
    9.14    Definition of Knowledge. . . . . . . . . . . . . . . . . . . .   50


                                        (iii)

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                                   LIST OF EXHIBITS


NAME OF EXHIBIT                                             NUMBER OF EXHIBIT
- ---------------                                             -----------------

Allocation of Purchase Price Among Sellers . . . . . . .   Exhibit 1.2(a)

Form of Purchaser's Promissory Note. . . . . . . . . . .   Exhibit 1.2(b)

List of Qualifying New Customers . . . . . . . . . . . .   Exhibit1.4(b)(i)

Form of Actual Gross Profit Calculation. . . . . . . . .   Exhibit 1.4(b)(ii)
Form of Opinion of Sellers' Counsel. . . . . . . . . . .   Exhibit 1.6(a)

Form of Real Estate Lease. . . . . . . . . . . . . . . .   Exhibit 1.6(b)

Form of Estoppel Certificate . . . . . . . . . . . . . .   Exhibit 1.6(c)

Disclosure Schedule. . . . . . . . . . . . . . . . . . .   Exhibit 2.1

Form of Employment Agreements. . . . . . . . . . . . . .   Exhibit 4.11

List of Debt to be Repaid. . . . . . . . . . . . . . . .   Exhibit 4.12


                                         (iv)

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                                LIST OF DEFINED TERMS

    Term                                                                   Page
    ----                                                                   ----
Trumper. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Smith. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Trust. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Sellers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Basic Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Purchaser's Promissory Notes . . . . . . . . . . . . . . . . . . . . . . .    2
Five Fiscal Years. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Contingent Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . .    2
Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
Percentage of Budgeted Gross Profit. . . . . . . . . . . . . . . . . . . .    3
Budgeted Gross Profit. . . . . . . . . . . . . . . . . . . . . . . . . . .    3
Actual Gross Profit. . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
Net Sales. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
Costs of Goods Sold. . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
Print Shop Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
Warehousing Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
Typesetting Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
Contingent Purchase Price Statement. . . . . . . . . . . . . . . . . . . .    4
Lease. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
Disclosure Schedule. . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
Disclosure Memorandum. . . . . . . . . . . . . . . . . . . . . . . . . . .    7
Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
Authorities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
Consent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
Most Recent Balance Sheet. . . . . . . . . . . . . . . . . . . . . . . . .    9
Most Recent Income Statement . . . . . . . . . . . . . . . . . . . . . . .    9
Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
Shareholders' Equity . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
Liability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
Lien . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
Permitted Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
Intellectual Property Rights . . . . . . . . . . . . . . . . . . . . . . .   13
Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
Tax. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
Tax Returns. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
Tax Return . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
Affiliated Organization. . . . . . . . . . . . . . . . . . . . . . . . . .   16
Pension Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16


                                         (v)

Welfare Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
Compensation Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
disqualified individual. . . . . . . . . . . . . . . . . . . . . . . . . .   20
excess parachute payment . . . . . . . . . . . . . . . . . . . . . . . . .   20
Company Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
Hazardous Substances, Oils, Pollutants or Contaminants . . . . . . . . . .   24
Release. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
Cleanup. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
Environmental Liabilities and Costs. . . . . . . . . . . . . . . . . . . .   25
Person . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
Acquisition Proposals. . . . . . . . . . . . . . . . . . . . . . . . . . .   31
Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
Disclose . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
Employment Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . .   36
Line of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
"Losses" or individually a "Loss . . . . . . . . . . . . . . . . . . . . .   41
Indemnified Party. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
Indemnifying Party . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
Material Adverse Effect. . . . . . . . . . . . . . . . . . . . . . . . . .   49
Knowledge. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50


                                         (v)

                               STOCK PURCHASE AGREEMENT


    THIS STOCK PURCHASE AGREEMENT, dated as of March 28, 1996, is by and among Merrill Corporation, a Minnesota corporation ("PURCHASER" or "Merrill"), Mark J. Trumper ("TRUMPER"), C. William Smith ("SMITH") and the C. William and Carol M. Smith Charitable Remainder Trust (the "TRUST") (Trumper, Smith and the Trust shall hereinafter be individually referred to as a "SELLER" and collectively referred to as the "SELLERS").

    A. The parties hereto wish to provide for the terms and conditions upon which the Purchaser will acquire from the Sellers all of the issued and outstanding shares of capital stock of FMC Resource Management Corporation, a Washington corporation (the "COMPANY").

    B. The Sellers own all of the issued and outstanding shares of capital stock of the Company.

    C. The parties hereto wish to make certain representations, warranties, covenants and agreements in connection with the purchase of all of the issued and outstanding capital stock of the Company and also to prescribe various conditions to such transaction.

    Accordingly, and in consideration of the representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:

                                      ARTICLE 1

         PURCHASE AND SALE OF SHARES; PURCHASE PRICE.

    1.1 PURCHASE AND SALE OF SHARES. Upon the terms and subject to the conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "CLOSING") the Sellers shall sell and deliver to the Purchaser, and the Purchaser shall purchase from the Sellers, all of the outstanding shares of common stock, one dollar ($1.00) par value, of the Company (the "SHARES") from Sellers.

    1.2 THE CLOSING. Unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned pursuant to Article 7 hereof, the Closing of the transactions contemplated by this Agreement shall take place at the offices of Karr Tuttle Campbell commencing at 10:00 a.m. (Seattle time) on March 28, 1996 or, if later, the second business day following the satisfaction or waiver of all of the conditions to the parties' obligations set forth in Articles 5 and 6 (the "CLOSING DATE"), or such other place, time and date as the parties may mutually agree upon. All matters at the Closing shall be considered to have taken place simultaneously and no delivery of any document shall be deemed complete until all transactions and deliveries of documents are completed.

    1.3  PURCHASE PRICE.

         (a) The aggregate purchase price to be paid by the Purchaser to the Sellers for the Shares (the "PURCHASE PRICE") shall be an amount equal to: (a) $7,399,384 (the "BASIC PURCHASE PRICE"); plus (b) any Contingent Purchase Price, as defined in Section 1.4 hereof.

         (b)  At the Closing, the Purchaser will:

              (i) Pay the Sellers, by wire transfer, same day funds of $5,399,384, in accordance with the allocation set forth on Exhibit 1.2(a) hereto; and

              (ii) Execute and deliver to the Sellers the Purchaser's non-negotiable promissory notes in the aggregate principal amount of $2,000,000 in the form of Exhibit 1.2(b) hereto ("PURCHASER'S PROMISSORY NOTES"), allocated among the Sellers as set forth on
         Exhibit 1.2(a) hereto. Each of the Sellers acknowledge and agree that the allocation set forth on Exhibit 1.2(a) hereto represents full and fair consideration for the Shares being transferred by such Sellers.

    1.4  CONTINGENT PURCHASE PRICE.

         (a) In addition to the Basic Purchase Price, the Purchaser will pay to the Sellers (allocated in the percentages as set forth on Exhibit 1.2(a) hereto) up to $800,000 for each of the five fiscal years ending December 31, beginning with December 31, 1996 and continuing through December 31, 2000 (the "FIVE FISCAL YEARS"), payable at the time and pursuant to the procedures set forth in this Section 1.4(a) (the aggregate of such amounts, which shall not exceed $4,000,000, is herein referred to as the "CONTINGENT PURCHASE PRICE"). The amount of the Contingent Purchase Price, if any, to be paid with respect to each of the Five Fiscal Years shall be based on the extent to which the Company achieves its Budgeted Gross Profit (as defined below) for such fiscal years, and shall be calculated by multiplying $800,000 by the applicable percentage set forth below:

    Percentage of Budgeted
    Gross Profit Achieved                        Applicable Percentage

         90-100%                                           100%

         80-89%                                            80%

         70-79%                                            50%

         60-69%                                            20%

    Less than 60%                                          0%

    Any such Contingent Purchase Price shall be paid in same day funds and shall be deemed to consist of interest compounded semi-annually at the applicable federal mid-term interest rate, as determined in accordance with the provisions of Section 1274(d) of the Internal Revenue Code of 1986, as amended (the "CODE").

         (b)  (i)     For purposes of this Section 1.4, the "PERCENTAGE OF
    BUDGETED GROSS PROFIT" for each of the Five Fiscal Years shall be a percentage (not to exceed 100%) the numerator of which is the Actual Gross Profit (as defined below) for each of such years and the denominator of which is the Budgeted Gross Profit (as defined below) for each of such years. In the event that the Company changes its fiscal year-end from December 31, the parties agree that an appropriate adjustment to the Budgeted Gross Profit and Actual Gross Profit Calculation will be made to reflect the fiscal year change.

              (ii) For purposes of this Section 1.4, "BUDGETED GROSS PROFIT" for each of the Five Fiscal Years shall mean $4,806,600.

              (iii) For purposes of this Section 1.4, "ACTUAL GROSS PROFIT" means Net Sales (as defined below) less Cost of Goods Sold (as defined below). "NET SALES" means the gross invoice price with respect to sales of the Company, less the sum of the following deductions where applicable: cash, trade or quantity discounts, sales, use, or other excise or similar taxes imposed upon particular sales, and allowances or credits to customers because of rejections or returns, as calculated in accordance with generally accepted accounting principles consistently applied in a manner consistent with the Purchaser's past practice. For purposes of determining annual Net Sales for the Five Fiscal Years, only those sales to (a) customers of the Company who are customers of the Company on the date hereof, or (b) sales to prospects in the states of Washington, Idaho and Oregon, will be included. In addition, sales to those customers included on Exhibit 1.4(b)(i) hereto will be included in determining Net Sales. "COSTS OF GOODS SOLD" means, with respect to Net Sales of the Company, all costs of sales as determined under generally accepted accounting principles applied in a manner consistent with the Purchaser's past practice. In calculating Cost of Goods Sold for purposes of this Section 1.4, the parties agree to reclassify Print Shop Expenses (as defined below), Warehousing Expenses (as defined below) and Typesetting Expenses (as defined below) and all other direct costs of production as Cost of Goods Sold rather than as operating expenses. The parties acknowledge that this treatment may be inconsistent with the Company's past practices. For purposes of illustration only, an example of the Actual Gross Profit calculation using December 31, 1995 actual numbers is attached hereto as Exhibit 1.4(b)(ii). Purchaser agrees to cause Company to use commercially reasonable efforts to achieve the Budgeted Gross Profit for each of the five fiscal years.

    For purposes of this Section 1.4, "PRINT SHOP EXPENSES," "WAREHOUSING EXPENSES" and "TYPESETTING EXPENSES" mean those expenses incurred by the Company for printing, warehousing and typesetting whether incurred internally through the use of the print shop, warehousing facilities or typesetting currently available at the Company or purchased from third-party vendors (including purchases from the Purchaser or any of its affiliates). For purposes of determining the Print Shop Expenses, Warehousing Expenses and Typesetting Expenses where the Company uses its internal resources (rather than purchasing from third-party vendors), the Company will determine an appropriate charge which shall be based upon the cost of obtaining such services from an unrelated third-party. In the event that the parties are unable to agree upon the appropriate amount of such charges, prices charged by the Purchaser (or an affiliate of the Purchaser) to unrelated customers for similar services will control the determination.
         (c) Within 120 days after the close of each of the Five Fiscal Years, the Purchaser shall deliver to the Sellers a statement, prepared by Purchaser's independent public accountants, setting forth in reasonable detail the Purchaser's calculation of Actual Gross Profit for the previous fiscal year and the amount of the Contingent Purchase Price, if any, to be paid to the Sellers pursuant to this Section 1.4 (the "CONTINGENT PURCHASE PRICE STATEMENT").

         (d) Within thirty (30) days after receipt of the Contingent Purchase Price Statement, the Sellers shall notify Purchaser if they disagree with the calculation of the Contingent Purchase Price. If such notice is not given within thirty (30) days (or at such time as the Sellers provide written notice to Purchaser that they have no objection to such calculation), the Contingent Purchase Price Statement provided by Purchaser will be final and conclusive for all purposes and Purchaser shall thereafter have no further liability to the Sellers pursuant to this
    Section 1.4 related to the Contingent Purchase Price, if any, for such fiscal year. If the parties are not able to resolve their differences within sixty (60) days of the receipt of the Contingent Purchase Price Statement, the Purchaser and the Sellers agree to retain the Minneapolis office of the accounting firm of Deloitte & Touche to arbitrate the dispute and render a decision within thirty (30) days of such retention, which decision shall be final and binding for all purposes. Any award pursuant to this Section 1.4(d) may be entered and enforced by any court having jurisdiction over the matter and the parties hereby consent and commit themselves to the jurisdiction of the courts of Washington for the purposes of the enforcement of any such award. Purchaser, on the one hand, and Sellers, on the other hand, shall each pay one-half of the costs of services rendered by said accounting firm.

         (e) Within five days after the earlier of (i) the receipt by Purchaser of written notice from the Sellers that they have no objection to the calculation of the Contingent Purchase Price for a fiscal year pursuant to Section 1.4(c) hereof, (ii) the expiration of the 30-day period for giving notice of disagreement with such calculation, if no such notice is given, or (iii) the resolution of any dispute pursuant to Section 1.4(d), Purchaser will by wire transfer of immediately available funds make payment to the Sellers of the Contingent Purchase Price, if any, for such fiscal year.

    1.5 REPAYMENT OF SHAREHOLDER NOTES. On the Closing Date Purchaser shall cause Company to repay to each of Trumper and Smith $300,308 respectively as repayment in full of the promissory notes dated December 31, 1995 (promissory note numbers 1004 and 1005, respectively). The parties acknowledge that as of the Closing Date, and except as otherwise provided in this Agreement, there are no other amounts due Sellers from Company.

    1.6  DELIVERIES AT THE CLOSING.

         (a) DELIVERIES BY THE SELLERS AND THE COMPANY. At the Closing, the Company and Sellers shall deliver or cause to be delivered to Purchaser at the Closing the following:

              (i) stock certificates representing the Shares registered in the name of the Purchaser and free and clear of all Encumbrances;

              (ii) the opinion of Karr Tuttle Campbell the form of which is attached hereto as Exhibit 1.6(a);

              (iii) all Consents required to be obtained and delivered by the Company and Sellers as set forth in Section 2.6 of the Disclosure Schedule;

              (iv) resignations, effective as of the Closing Date, of all directors and officers of the Company requested by Purchaser;

              (v)     the minute books and stock transfer books of the Company;

              (vi) certificates of good standing of the Company from its state of incorporation and all states in which the Company is qualified or licensed to do business all dated within two weeks of the Closing Date and oral confirmations of such good standing status as of the Closing Dates;

              (vii) executed originals of the Mark J. Trumper and C. William Smith Employment Agreements;

              (viii) an executed original of the lease relating to the real property located at 14640 172nd Drive SE, Monroe, Washington in the form of Exhibit 1.6(b) hereto (the "LEASE");

              (ix) the original promissory notes referred to in Section 1.5 herein;

              (x)     an estoppel certificate from SeaFirst Bank in the form of
         Exhibit 1.6(c) hereto;

              (xi) evidence that all shareholder agreements in effect prior to the Closing Date among the Sellers have been terminated;

              (xii) evidence that the salary continuation agreements between Company and Trumper and Smith, respectively, in effect prior to the Closing Date, have been terminated; and

              (xiii) any other documents, instruments and writings as the Purchaser may reasonably request be delivered by the Company or the Sellers at or prior to the Closing in connection with the transactions contemplated hereby.

         (b) DELIVERIES BY PURCHASER. At the Closing, Purchaser shall deliver to Sellers the following:


              (i)     the Basic Purchase Price;

              (ii)    executed originals of the Purchaser's Promissory Notes;

              (iii) repayment of the promissory notes pursuant to Section 1.5 herein;

              (iv) certified copies of resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

              (v) executed originals of the Mark J. Trumper and C. William Smith Employment Agreements;

              (vi)    an executed original of the Lease; and

              (vii) any other documents, instruments and writings as the Sellers may reasonably request be delivered by Purchaser at or prior to the Closing in connection with the transactions contemplated hereby.

                                      ARTICLE 2

                      REPRESENTATIONS AND WARRANTIES OF SELLERS.

    Sellers jointly and severally hereby represent and warrant to Purchaser as follows:

    2.1 DISCLOSURE SCHEDULE. The disclosure schedule attached as Exhibit 2.1 hereto (the "DISCLOSURE SCHEDULE") is divided into sections which correspond to the sections of this Article 2. The Disclosure Schedule is true, accurate and complete in all respects. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The listing of a document with a statement that such listing is intended as an exception to a specific representation or warranty will, however, constitute adequate disclosure. Disclosures in any subsection of the Disclosure Schedule shall not constitute disclosure for purposes of any other subsection or Section of this Agreement or any exhibit to or other writing which is designated herein as being part of this Agreement. Concurrently with the execution and delivery of the Disclosure Schedule, Sellers may opt to provide certain documents, certificates, schedules and other information required by this Section 2.1 and the Agreement by collecting it in the form of a memorandum (the "DISCLOSURE MEMORANDUM") which shall then be a part of this Agreement.

    2.2 CORPORATE ORGANIZATION, ETC. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Washington with requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets, is duly qualified or licensed to do business as a foreign corporation in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing, except in such jurisdictions in which the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Company. The Disclosure Schedule contains a list of all jurisdictions in which the Company is qualified or licensed to do business and includes complete and correct copies of the Company's articles of incorporation and bylaws. The Company has not at any time during the preceding five years owned, of record or beneficially, more than five percent of the outstanding equity securities having ordinary voting rights or power of any corporation or partnership or other legal entity or any securities that would disqualify the Company from its status as an S Corporation under the Code. The Company does not own or control any capital stock of any corporation or any interest in any partnership, joint venture or other entity.

    2.3 CAPITALIZATION. The authorized capital stock of the Company is set forth in the Disclosure Schedule. The number of shares of the capital stock of the Company outstanding, as of the date of this Agreement and as set forth in the Disclosure Schedule, represent all of the issued and outstanding capital stock of the Company. All issued and outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable and are without, and were not issued in violation of, preemptive rights. Each Seller severally represents and warrants that the Shares listed on the Disclosure Schedule as being owned by such Seller are owned beneficially and of record by such Seller free and clear of any pledge, lien, security interest, restriction, option, claim or charge of any kind whatsoever, ("ENCUMBRANCES"), and, except as set forth on the Disclosure Schedule, there are no agreements relating to any of the Sellers' ownership of such Shares. Other than as set forth on the Disclosure Schedule and pursuant to this Agreement, there is no subscription, option, warrant, call, right, contract, agreement, commitment, understanding or arrangement with respect to the issuance, sale, delivery or transfer of the capital stock of the Company, including any right of conversion or exchange under any security or other instrument.

    2.4 AUTHORIZATION, ETC. Each of the Sellers has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. With respect to the Trust, the Independent Special Trustee (as defined in the Declaration of Trust) has full power and authority to enter into this Agreement and the sale of the Shares owned by the Trust is in no way restricted or subject to the consent or approval of the beneficiaries of the Trust or any other person or entity. David G. King is the Independent Special Trustee. The Purchaser acknowledges that all representations and warranties included in this Stock Purchase Agreement which are made by the Independent Special Trustee, if any, are made by him solely in his capacity as Trustee of the C. William and Carol M. Smith CRT. Further, the Purchaser acknowledges and agrees that any claims arising out of or in connection with this Stock Purchase Agreement against the Independent Special Trustee shall be made only against the assets of the Trust and not made against David G. King personally. Except for the community property interest reflected in the Disclosure Schedule, each Seller that is an individual has the legal capacity to enter into this Agreement and to carry out the transactions contemplated herein, including without limitation the legal capacity to execute, deliver and perform the agreements or contracts, if any, required by this Agreement to be executed and delivered by any of them. Except for the community property interest reflected in the Disclosure Schedule, no other person has a community property interest in the Shares. Upon consummation of the transactions contemplated by this Agreement, the community property interest in the Shares reflected in the Disclosure Schedule will be extinguished. This Agreement has been duly and validly executed by each of the Sellers and is the valid and binding legal obligation of each of the Sellers enforceable against each of them in accordance with its terms. Upon the consummation of the transactions contemplated hereby, Purchaser will acquire from each of the Sellers good and marketable title to the Shares free and clear of all Encumbrances.

    2.5 NON-CONTRAVENTION. Except as set forth in the Disclosure Schedule, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will: (i) violate or be in conflict with any provision of the articles of incorporation or bylaws of the Company; (ii) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which the Company or a Seller is a party or by which the Company or a Seller or any of the Company's or a Seller's properties or assets is or may be bound; (iii) result in the creation or imposition of any Encumbrances upon any property or assets of the Company or a Seller under any debt, obligation, contract, agreement or commitment to which the Company or a Seller is a party or by which the Company or a Seller or any of the Company's or Sellers' assets or properties are bound; or (iv) materially violate any statute, treaty, law, judgment, writ, injunction, decision, decree, order, regulation, ordinance or other similar authoritative matters (referred to herein individually as a "LAW" and collectively as "LAWS") of any foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority (referred to herein individually as an "AUTHORITY" and collectively as "AUTHORITIES").

    2.6 CONSENTS AND APPROVALS. Except as set forth in the Disclosure Schedule, with respect to the Company and each Seller, no consent, approval, order or authorization of or from, or registration, notification, declaration or filing with ("CONSENT") any individual or entity, including without limitation any Authority, is required in connection with the execution, delivery or performance of this Agreement by the Company or any Seller or the consummation by the Company or any Seller of the transactions contemplated herein.

    2.7 FINANCIAL STATEMENTS. The Disclosure Schedule contains a copy of the reviewed balance sheet of the Company as of December 31, 1995 (the "MOST RECENT BALANCE SHEET") and a reviewed statement of income for the Company for the 12-month period ended December 31, 1995 (the "MOST RECENT INCOME STATEMENT") and the Company's reviewed balance sheets as of November 30, 1994 and November 30, 1993, and reviewed statements of income, shareholders' equity and cash flows for the fiscal years then ended (the

"FINANCIAL STATEMENTS"), such Financial Statements having been prepared by the Company's management and reviewed by Willett, Zevenbergen & Bennett. Except as disclosed therein or in the Disclosure Schedule, the aforesaid Financial
Statements: (i) are in accordance with the books and records of the Company and in all material respects have been prepared in conformity with United States generally accepted accounting principles ("GAAP") consistently applied for all periods (except as stated therein or in the notes thereto); and (ii) are true, complete and accurate in all material respects and fairly present the financial position of the Company as of the respective dates thereof, and the income or loss, changes in shareholders' equity and changes in cash flows (or financial position) for the periods then ended. As of the Most Recent Balance Sheet, the Shareholders' Equity (as defined below) with respect to the Company is [$1,596,971]. As of the Closing Date, such Shareholders Equity will also be at
least [$1,596,971].   For purposes of this Section 2.7, "SHAREHOLDERS' EQUITY"
means the stockholders' equity on the Most Recent Balance Sheet decreased by the adjusted book value as of the Most Recent Balance Sheet of the Wapato condominium, any Company-owned automobiles, any amount of goodwill reflected on the Most Recent Balance Sheet and the amount of any loans to employees reflected on the Most Recent Balance Sheet and increased by the amount of cash paid by the Seller to the Company for the Company-owned automobiles. Shareholders' Equity as of the Closing Date shall be determined in the same manner using the actual account balances as of the Closing Date rather than as of December 31, 1995.

    2.8 ABSENCE OF UNDISCLOSED LIABILITIES. The Company does not have any liabilities, obligations or claims of any kind whatsoever, whether secured or unsecured, accrued or unaccrued, fixed or contingent, matured or unmatured, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due (referred to herein individually as a "LIABILITY" and collectively as "LIABILITIES"), other than: (a) Liabilities that are fully reflected or reserved for in the Most Recent Balance Sheet; (b) Liabilities that are set forth on the Disclosure Schedule; (c) Liabilities incurred by the Company in the ordinary course of business after the date of the Most Recent Balance Sheet and in an amount not to exceed $50,000 individually or in the aggregate (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law) unless such amounts are disclosed on the Disclosure Schedule; or (d) Liabilities for express executory obligations to be performed after the Closing under the contracts described in Section 2.19 of the Disclosure Schedule (other than any express executory obligations that might arise due to any default or other failure of performance by the Company or the Sellers prior to the Closing Date).

    2.9 ABSENCE OF CERTAIN CHANGES. Except as set forth in the Disclosure Schedule, since the date of the Most Recent Balance Sheet, the Company has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, subject to the aforesaid exceptions: (a) the Company has not experienced any change which has had a Material Adverse Effect on the Company or experienced any event or failed to take any action which reasonably could be expected to result in a Material Adverse Effect on the Company; (b) the Company has not suffered
(i) any loss, damage, destruction or other casualty (whether or not covered by insurance) or (ii) any loss of officers, employees, dealers, distributors, independent contractors, customers or suppliers which had or may reasonably be expected to result in a Material Adverse Effect on the Company; and (c) no event has taken place which if consummated following the date hereof would constitute a violation of Section 4.1 hereof.

    2.10 ASSETS.

         (a) Except as set forth in the Disclosure Schedule, the Company has good and marketable title to all of its assets and properties whether or not reflected in the Most Recent Balance Sheet or acquired after the date thereof (except for properties sold or otherwise disposed of since the date thereof in the ordinary course of business and consistent with past practices), that relate to or are necessary for the Company to conduct its business and operations as currently conducted (the "ASSETS"), free and clear of any mortgage, pledge, lien, security interest, conditional or installment sales agreement, encumbrance, claim, easement, right of way, tenancy, covenant, encroachment, restriction or charge of any kind or nature (whether or not of record) (a "LIEN"), other than (i) liens securing specific Liabilities shown on the Most Recent Balance Sheet with respect to which no breach, violation or default exists; (ii) mechanics', carriers', workers' or other like liens arising in the ordinary course of business;
    (iii) minor imperfections of title which do not individually or in the aggregate, impair the continued use and operation of the real property assets and fixtures to which they relate in the operation of the Company as currently conducted; and (iv) liens for current taxes not yet due and payable ("PERMITTED LIENS").

         (b) The Company owns no real property. The Disclosure Schedule contains a description of all real property leased by the Company. Except as set forth on the Disclosure Schedule, and to Sellers' Knowledge, all real properties leased by the Company, are free from any structural defects, in good operating condition and repair, with no material maintenance, repair or replacement having been deferred or neglected, suitable for the intended use and free from other material defects. Except as set forth on the Disclosure Schedule, such leased real property and its present use conform in all material respects to all occupational, safety or health, zoning, planning, subdivision, platting and similar Laws. Except as set forth on the Disclosure Schedule, all public utilities necessary for the use and operation of any facilities on the aforesaid real properties are available for use or access at such properties and there is no legal or physical impairment to free ingress or egress from any of such facilities or real properties. Neither the Company nor Seller is a foreign person, as the term foreign person is defined in Section 1445(f)(3) of the Code.

         (c) Except as set forth on the Disclosure Schedule, the machinery, equipment, vehicles and other personal property used by the Company (whether or not reflected on the Most Recent Balance Sheet or acquired after the date thereof) are in good operating condition and repair and fit for the intended purposes thereof, and no material maintenance, replacement or repair has been deferred or neglected.

         (d) The Company owns or leases all of the assets and properties, and is a party to all licenses and other agreements, presently used or necessary to carry on the business or operations of the Company as presently conducted. The Company does not own or lease any assets or properties that are not used in the ordinary course of the Company's business. All leasehold interests relating to real property, machinery, equipment, vehicles and other personal property are valid and in full force and effect and enforceable in accordance with their terms and there does not exist any violation, breach, or default thereof or thereunder.

    2.11 INVENTORIES. Except as set forth in the Disclosure Schedule, the inventories of the Company, whether reflected in the Most Recent Balance Sheet or otherwise, consist of a quality and quantity useable and saleable in the ordinary course of business, and the present quantities of all inventory of the Company are reasonable in the present circumstances of the business as currently conducted or as proposed to be conducted.

    2.12 TRADE ACCOUNTS RECEIVABLE; NOTES RECEIVABLE AND PAYABLES.

         Except as set forth on the Disclosure Schedule:

         (a)  (i)     The Company has good right, title and interest in and to
    all their respective trade accounts receivable and notes receivable reflected in the Most Recent Balance Sheet and those acquired and generated since the date of the Most Recent Balance Sheet (except for those paid since the date of the Most Recent Balance Sheet); (ii) none of such trade accounts receivable and notes receivable is subject to any lien other than a Permitted Lien; (iii) all of the trade accounts receivable and notes receivable owing to the Company constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and there are no known claims, refusals to pay or other rights of set-off against any thereof; (iv) no account or note debtor is delinquent in payment by more than sixty (60) days beyond the due date; (v) the aging schedule of the trade accounts receivable and notes receivable accounts of the Company previously furnished to Purchaser is complete and accurate;
    (vi) the reserve established by the Company on the Most Recent

    Balance Sheet is adequate to cover any doubtful accounts; and (vii) there is no reason why any note receivable will not be collected in accordance with its terms; and

         (b) All accounts payable and notes payable by the Company arose in bona fide transactions in the ordinary course of business and no such account payable or note payable is delinquent by more than sixty (60) days beyond the due date in its payment.

    2.13 INTELLECTUAL PROPERTY RIGHTS. The Company owns or has the unrestricted right to use, and the Disclosure Schedule contains a detailed listing of, all patents, patent applications, patent rights, registered and unregistered trademarks, trademark applications, tradenames, service marks, service mark applications, copyrights, computer programs and other computer software, inventions, know-how, trade secrets, technology, proprietary processes, trade dress and formulae (collectively, "INTELLECTUAL PROPERTY RIGHTS") used in, or necessary for, the operation of its business as currently conducted or proposed to be conducted. Except as set forth on the Disclosure Schedule, to Sellers' Knowledge, the use of all Intellectual Property Rights necessary or required for the conduct of the business of the Company as presently conducted and as proposed to be conducted does not infringe or violate the Intellectual Property Rights of any person or entity. Except as described on the Disclosure Schedule: (i) the Company does not own or use any Intellectual Property Rights pursuant to any written license agreement; (ii) the Company has not granted any person or entity any rights, pursuant to a written license agreement or otherwise, to use the Intellectual Property Rights; and
(iii) all of said Intellectual Property Rights of the Company are free and clear of all Liens and Encumbrances.

    2.14 LITIGATION. Except as set forth in the Disclosure Schedule, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind (including without limitation a proceeding, suit, claim or action, or an investigation, review or audit, involving any environmental Law or matter), judgment, decree, decision, injunction, writ or order pending, noticed, scheduled, or to Sellers' Knowledge threatened or contemplated by or against or involving the Company, its assets, properties or business or its directors, officers, agents or employees (but only in their capacity as such), whether at law or in equity, before or by any person or entity or Authority, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

    2.15 TAX MATTERS. For purposes of this Agreement, the term "TAXES" means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real or personal property, windfall profits, customs, duties or other taxes, fees, assessments, charges or levies of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "TAX" means any one of the foregoing Taxes. In addition, the term "TAX RETURNS" means all returns, declarations, reports, statements and other documents required to be filed with any Authority in respect of Taxes, and the term "TAX RETURN" means any one of the foregoing Tax Returns. Except as set forth in the Disclosure Schedule, the Sellers hereby represent and warrant the following with respect to the Company:

         (a) LIABILITY FOR TAXES. The Sellers shall be responsible for and shall pay all Taxes attributable to or arising from the business and operations of Company conducted on or before December 31, 1995. The Company shall be responsible for and shall pay all Taxes attributable to or arising from the business and operations of the Company conducted after December 31, 1995. The Sellers shall be responsible for their own income and franchise Taxes, if any, arising from the transactions contemplated by this Agreement.

         (b) FILING OF TAX RETURNS. There have been properly completed and duly filed on a timely basis and in correct form all Tax Returns required to be filed on or prior to the date hereof by the Company or the Sellers with respect to Taxes of the Company. As of the time of filing, the foregoing Tax Returns correctly reflected the material facts regarding the income, business, assets, operations, activities, status or other matters of the Company or any other information required to be shown thereon. There is no material omission, deficiency, error, misstatement or misrepresentation, whether innocent, intentional or fraudulent, in any Tax Return filed by the Company for any period. Any Tax Returns filed after the date hereof, but on or before the Closing Date, will conform with the provisions of this subsection 2.15(b).

         (c) PAYMENT OF TAXES. With respect to all amounts in respect of Taxes imposed upon the Company, or for which the Company is or could be liable, whether to taxing Authorities (as, for example, under Law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable Tax Laws and agreements have been or will be fully complied with, and all such amounts of Taxes required to be paid by the Company to taxing Authorities or others on or before the date hereof have been duly paid or will be paid on or before the Closing Date or adequate provision has been made or will have been made therefor in the Most Recent Balance Sheet; the reserves for all such Taxes reflected in the Most Recent Balance Sheet are adequate and there are no liens for such Taxes upon any property or assets of the Company other than Permitted Liens. The Company has withheld and remitted all amounts required to be withheld and remitted by it in respect of Taxes.

         (d) AUDITS AND EXTENSIONS. Except as set forth in the Disclosure Schedule, neither the federal Tax Returns of the Company (and of the Sellers to the extent the operations of the Company are reflected in the Sellers' Tax Returns) nor any state or local Tax Return of the Company have been examined by the Internal Revenue Service or any similar state or local Authority, and, except to the extent shown therein, all deficiencies asserted as a result of such examinations have been paid or finally settled and no issue has been raised by the Internal Revenue Service or any similar state or local Authority in any such examination which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. Except as set forth in the Disclosure Schedule, all deficiencies and assessments of Taxes of the Company (or any of the Sellers to the extent attributable to the business or operations of the Company) resulting from an examination of any Tax Returns by any Authority have been paid and there are no pending examinations currently being made by any Authority. To Sellers' Knowledge, there has been no written or oral notification to the Company or any Seller of any intention to make an examination of any Taxes by any Authority. Except as set forth in the Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return for any period.

         (e) INDEPENDENT CONTRACTORS AND EMPLOYEES. For purposes of computing Taxes and the filing of Tax Returns, the Company has not failed to treat as "employees" any individual providing services to the Company who would be classified as an "employee" under the applicable rules or regulations of any Authority with respect to such classification.

         (f) S CORPORATION ELECTION. The Company has had in effect a valid election under Code Section 1362 to be treated as an "S corporation" for each of its taxable years ended after November 30, 1994. As of January 1, 1996, the Company's S corporation status was voluntarily terminated by the Company. The Sellers are not aware of any basis or the existence of any facts that would permit the Internal Revenue Service to revoke that election for any period prior to January 1, 1996. Except as described on the Disclosure Schedule, since the effective date of its election as an S corporation to and including December 31, 1995, the Company will not have incurred or become liable for the payment of any corporate-level income tax, or any related penalties or interest.

    2.16 INSURANCE. The Disclosure Schedule contains an accurate and complete list of all material policies of fire and other casualty, auto, liability, general liability, theft, life, workers' compensation, health, directors and officers, business interruption and other forms of insurance owned or held by the Company, specifying the insurer, the policy number, the term of coverage, a description of any retroactive premium adjustments or other material loss-sharing arrangements and, in the case of any "claims made" coverage, the same information as to predecessor policies for the past five years. With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (ii) neither the Company nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (iii) no party to the policy has repudiated any material provision thereof. The Disclosure Schedule also describes any material self-insurance arrangements affecting the Company.

    2.17 BENEFIT PLANS.  Except as set forth in the Disclosure Schedule:

         (a)  Neither the Company nor any other "person" within the meaning of
    Section 7701(a)(1) of the Code, that together with the Company is considered a single employer pursuant to Sections 414(b), (c), (m) or (o) of the Code or Sections 3(5) or 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (an "AFFILIATED ORGANIZATION") sponsors, maintains, contributes to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, fixed or contingent, with respect to, any "employee pension benefit plan" ("PENSION PLAN") as such term is defined in Section 3(2) of ERISA, including without limitation, any such plan that is excluded from coverage by Section 4(b)(5) of ERISA or is a "Multiemployer Plan" within the meaning of Section 3(37) or 4001(a)(3) of ERISA. Each such Pension Plan has been operated in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Law. All Pension Plans which the Company operates as plans that are qualified under the provisions of Section 401(a) of the Code satisfy in all material respects in form and operation the requirements of Section 401(a) and all other sections of the Code incorporated therein, including without limitation Sections 401(k) and 401(m) of the Code.

         (b) Neither the Company nor any Affiliated Organization has or could have any liability of any nature, whether known or unknown or fixed or contingent, to any Pension Plan, the Pension Benefit Guaranty Corporation ("PBGC") or any other person, arising directly or indirectly under Title IV of ERISA. No "reportable event," within the meaning of Section 4043(b) of ERISA, has occurred with respect to any Pension Plan. Neither the Company nor any Affiliated Organization has been a party to a sale of assets to which Section 4204 of ERISA applied with respect to which it could incur any withdrawal liability (including any contingent or secondary withdrawal liability) to any Multiemployer Plan. Neither the Company nor any Affiliated Organization has incurred any withdrawal liability within the meaning of Section 4201 of

    ERISA or suffered or otherwise caused a "complete withdrawal" or "partial withdrawal," as such terms are defined respectively in Sections 4203 and 4205 of ERISA, with respect to a Multiemployer Plan, and nothing has occurred that is reasonably likely to result in such a complete or partial withdrawal.

         (c) Neither the Company nor any Affiliated Organization sponsors, maintains, contributes to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, fixed or contingent, with respect to, any "employee welfare benefit plan" ("WELFARE PLAN") as such term is defined in Section 3(1) of ERISA, whether insured or otherwise. Each Welfare Plan has been operated in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Law. Neither the Company nor any Affiliated Organization has established or contributed to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, fixed or contingent, with respect to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code, "welfare benefit fund" within the meaning of Section 419 of the Code, "qualified asset account" within the meaning of Section 419 of the Code, "qualified asset account" within the meaning of Section 419A of the Code or "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA. Neither the Company nor any Affiliated Organization maintains, contributes to or has or could have any liability of any nature, whether known or unknown, or fixed or contingent, with respect to medical, health, life or other welfare benefits for present or future terminated employees or their spouses or dependents other than as required by Part 6 of Subtitle B of Title I of ERISA or any comparable state law.

         (d) Neither the Company nor any Affiliated Organization is a party to, maintains, contributes to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, fixed or contingent, with respect to, any bonus plan, incentive plan, stock plan or any other current or deferred compensation, separation, retention, severance or similar agreement, arrangement or policy, or any individual employment agreement ("COMPENSATION PLANS"). Each Compensation Plan has been operated in accordance with its terms and in compliance with the applicable provisions of all applicable Law.

         (e) There are no facts or circumstances which could, directly or indirectly, subject the Company or any Affiliated Organization to any (1) excise tax or other liability under Chapters 43, 46 or 47 of Subtitle D of the Code, (2) penalty tax or other liability under Chapter 68 of Subtitle F of the Code or (3) civil penalty arising under Section 502 of ERISA.

         (f) Full payment has been made of all amounts which the Company or any Affiliated Organization is required, under applicable Law, the terms of any Pension Plan, Welfare Plan or Compensation Plan, or any agreement relating to any Pension Plan or Welfare Plan or Compensation Plan, to have paid as a contribution, premium or other remittance thereto or benefit thereunder. No Pension Plan is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code. The Company and each Affiliated Organization has made adequate provisions for reserves or accruals in accordance with generally accepted accounting principles to meet contribution benefit or funding obligations arising under applicable Law or the terms of any Pension Plan or Welfare Plan or Compensation Plan or related agreement. There will be no change on or before Closing in the operation of any Pension Plan, Welfare Plan or Compensation Plan or any documents with respect thereto which will result in an increase in the benefit liabilities under such plans, except as may be required by Law.

         (g) The Company and each Affiliated Organization has timely complied with all reporting and disclosure obligations with respect to the Pension Plans, Welfare Plans and Compensation Plans imposed by Title I of ERISA or other applicable Law.

         (h) There are no pending or, to the Company's or Sellers' Knowledge, threatened audits, investigations, claims, suits, grievances or other proceedings, and there are no facts that could give rise thereto, involving, directly or indirectly, any Pension Plan, Welfare Plan, or Compensation Plan, or any rights or benefits thereunder, other than the ordinary and usual claims for benefits by participants, dependents or beneficiaries.

         (i) The transactions contemplated herein do not result in the acceleration of accrual, vesting, funding or payment of any contribution or benefit under any Pension Plan, Welfare Plan or Compensation Plan.

         (j) No action or omission of the Company or any director, officer, employee, or agent thereof in any way restricts, impairs or prohibits Purchaser or the Company or any successor from amending, merging, or terminating any Pension Plan, Welfare Plan or Compensation Plan in accordance with the express terms of any such plan and applicable Law.

         (k) The Disclosure Schedule lists and the Company has delivered to Purchaser true and complete copies of: (i) all Pension, Welfare and Compensation Plans and related trust agreements or other agreements or contracts evidencing any funding vehicle with respect thereto; (ii) the three most recent annual reports on Treasury Form 5500, including all schedules and attachments thereto, with respect to any Plan for which such a report is required; (iii) the three most recent actuarial reports with respect to any Pension Plan that is a "defined benefit plan" within the meaning of Section 414(j) of the Code; (iv) the form of summary plan description, including any summary of material modifications thereto or other modifications communicated to participants, currently in effect with respect to each Pension Plan, Welfare Plan or Compensation Plan; and (v) the most recent determination letter with respect to each Pension Plan intended to qualify under Section 401(a) of the Code and the full and complete application therefor submitted to the Internal Revenue Service.

         (l) In connection with the termination of any Pension Plan and without limiting the applicability of the foregoing representations to such Pension Plan: (i) nothing done or omitted to be done has or could subject the Company or any Affiliated Organization to any liability, loss, cost, charge, expense or expenditure of any nature or result in the imposition of any Lien in favor of the PBGC or any other person; (ii) the Company has received a determination letter from the Internal Revenue Service, based on complete and accurate disclosure by the Company, that such termination did not adversely affect the qualified status of such Pension Plan under
    Section 401(a) of the Code or the tax exempt status of its related trust under Section 501(a) of the Code; (iii) all notices and other filings required to be submitted to the PBGC were submitted in a timely manner and were complete and accurate and no distributions were made until receipt of PBGC approval in the form of a notice of sufficiency or by lapse of any applicable time period without notice of PBGC objection, as the case may be; (iv) all participants, beneficiaries of deceased participants, alternate payees and other interested parties received all notices and disclosures required by applicable Law in a timely manner and all such notices and disclosures were complete and accurate and satisfied the requirements imposed by all applicable Laws; (v) no portion of the assets of the Plan reverted to the Company or any Affiliated Organization; (vi) the selection of annuity contracts and the process employed in connection therewith satisfied all applicable Laws, including without limitation ERISA, and each and all of the issuers of such contracts have fully satisfied all of its or their obligations thereunder; and (vii) the termination in all respects satisfied all applicable Laws.

    2.18 BANK ACCOUNTS; POWERS OF ATTORNEY. The Disclosure Schedule sets forth: (a) the names of all financial institutions, investment banking and brokerage houses, and other similar institutions at which the Company maintains accounts, deposits, safe deposit boxes of any nature, and the account numbers and names of all persons authorized to draw thereon or make withdrawals therefrom; (b) the terms and conditions thereof and any limitations or restrictions as to use, withdrawal or otherwise; and (c) the names of all persons or entities holding general or special powers of attorney from the Company and a summary of the terms thereof.

    2.19 CONTRACTS AND COMMITMENTS; NO DEFAULT.

         (a) Except as set forth in the Disclosure Schedule, neither the Company nor any of the Sellers is a party to, nor are any of the Assets bound by, any written or oral:

              (i) employment, non-competition, consulting or severance agreement, collective bargaining agreement, or pension, profit-sharing, incentive compensation, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay or retirement plan or agreement;

              (ii) indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money by the Company;

              (iii) contract, agreement, lease (real or personal property) or arrangement that (A) is not terminable on less than 30 days' notice without penalty, (B) is not over one year in length of obligation of the Company, or (C) involves an obligation of more than $5,000 over its term;

              (iv) contract, agreement, commitment or license relating to Intellectual Property Rights or contract, agreement or commitment of any other type, whether or not fully performed, not otherwise disclosed pursuant to this Section 2.19;

              (v) obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity;

              (vi) agreement, contract, commitment or loan to which any of its directors, officers or shareholders or any "affiliate" or "associate" (as defined in Rule 405 as promulgated under the Securities Act of 1933) (or former affiliate or associate) thereof is a party;

              (vii) outstanding sales or purchase contracts, commitments or proposals which will result in any material loss upon completion or performance thereof after allowance for direct distribution expenses, or bound by any outstanding contracts, bids, sales or service proposals quoting prices which are not reasonably expected to result in a normal profit; or

              (viii) contract, commitment, agreement or arrangement with any "disqualified individual" (as defined in Section 280G(c) of the Code) which contains any severance or termination pay liabilities which would result in a disallowance of the deduction for any "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) under Section 280G of the Code.

         (b) True and complete copies (or summaries, in the case of oral items) of all agreements disclosed pursuant to this Section 2.19 (the "COMPANY CONTRACTS") have been provided to Purchaser for review. Except as set forth in the Disclosure Schedule, all of the Company Contracts items are valid and enforceable by and against the Company in accordance with their terms, and are in full force and effect. Except as otherwise specified in the Disclosure Schedule, none of the Company Contracts contains a provision requiring the consent of any party with respect to the consummation of the transactions contemplated by this Agreement. The Company is not in material breach, violation or default, however defined, in the performance of any of its obligations under any of the Company Contracts, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such material breach, violation or default thereunder or thereof, and no other parties thereto are in a breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof. None of the Company Contracts is, either when considered singly or in the aggregate with others, unduly burdensome, onerous or materially adverse to the Company's business, properties, assets, earnings or prospects or likely, either before or after the Closing, to result in any Material Adverse Effect. None of the Company Contracts is subject to renegotiation with any Authority. True and complete copies of all of the Company Contracts (together with any and all amendments thereto) have been delivered to Purchaser and initialled by the Company's Secretary.

    2.20 ORDERS, COMMITMENTS AND RETURNS. Except as set forth in the Disclosure Schedule, all accepted and unfulfilled orders for the sale of products and the performance of services entered into by the Company and all outstanding material contracts or material commitments for the purchase of supplies, materials and services were made in bona fide transactions in the ordinary course of business. Except as set forth in the Disclosure Schedule, there are no claims against the Company to return products by reason of alleged over-shipments, defective products or otherwise, or of products in the hands of customers, retailers or distributors under an understanding that such products would be returnable.

    2.21 LABOR MATTERS. Except as set forth in the Disclosure Schedule: (i) the Company is and has been in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such Laws respecting employment discrimination and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against the Company pending or threatened before the National Labor Relations Board or any other comparable Authority; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or directly affecting the Company; (iv) no labor representation question exists respecting the employees of the Company and, to Sellers' Knowledge, there is not pending or threatened any activity intended or likely to result in a labor representation vote respecting the employees of the Company; (v) no grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefor exist or have been threatened; (vi) no collective bargaining agreement is binding and in force against the Company or currently being negotiated by the Company; (vii) the Company has not experienced any significant work stoppage or other significant labor difficulty; (viii) the Company is not delinquent in payments to any persons for any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them or amounts required to be reimbursed to such persons, including without limitation any amounts due under any Pension Plan, Welfare Plan or Compensation Plan; (ix) upon termination of the employment of any person, none of the Company, Purchaser or any subsidiary of Purchaser will, by reason of anything done at or prior to or as of the Closing Date, be liable to any of such persons for so-called "severance pay" or any other payments; and (x) within the twelve-month period prior to the date hereof there has not been any expression of intention to the Company by any officer or key employee of any such entity to terminate such employment.

    2.22 BUSINESS GENERALLY. Except as set forth in the Disclosure Schedule, there has been no event, transaction or information which has come to the attention of Sellers which, as it relates directly to the businesses of the Company, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, except as set forth in the Disclosure Schedule, there has not been in the 12-month period prior to the date hereof any material adverse change in the business relationship of the Company with any dealer or substantial supplier to the Company, except for such changes in the ordinary course of business consistent with past practices.

    2.23 COMPLIANCE WITH LAW; PERMITS AND OTHER OPERATING RIGHTS; Except as set forth in the Disclosure Schedule, and without limiting the scope of any other representations or warranties contained in this Agreement, but without intending to duplicate the scope of such other representations and warranties, the assets, properties, business and operations of the Company are and have been in compliance in all material respects with all Laws applicable to the Company's assets, properties, business and operations. Except as set forth in the Disclosure Schedule, the Company does not require the Consent of any Authority to permit it to operate in the manner in which its business is presently being operated. The Company possesses all permits, licenses and other authorizations from all Authorities necessary to permit it to operate its business in the manner in which it presently is conducted and the consummation of the transactions contemplated by this Agreement will not prevent the Company from being able to continue to use such permits and operating rights. Except as set forth in the Disclosure Schedule, the Company is not restricted by agreement from carrying on its business or any part thereof anywhere in the world or from competing in any line of business with any person or entity.

    2.24 ENVIRONMENTAL MATTERS. Except as set forth in the Disclosure Schedule:

         (a) The Company has obtained all permits, licenses and other authorizations which are required under all foreign, federal, state and local laws, regulations, rules and ordinances applicable to the Company and any entity currently or previously owned or operated and all property currently or previously owned, leased or operated by the Company (a "PROPERTY") relating to pollution or protection of the environment, including, without limitation, laws relating to Releases (as defined below) or threatened Releases of Hazardous Substances, Oils, Pollutants or Contaminants (as defined below) into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances, Oils, Pollutants or Contaminants, and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, Oils, Pollutants or Contaminants, and all laws relating to endangered or threatened species of fish, wildlife and plants ("ENVIRONMENTAL LAWS") for the ownership, use and operation of each Property, all such permits, licenses and authorizations are in effect, no appeal nor any other action is pending to revoke any such permit, license or authorization, and the Company is in full compliance with all terms and conditions of all such permits, licenses and authorizations. The Company has listed all such permits, licenses and other authorizations, including the expiration dates of such permits, licenses and authorizations, in the Disclosure Schedule;

         (b) The Company and the Property are in compliance in all material respects with all Environmental Laws including, without limitation, all applicable restrictions, conditions, standards, limitations, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder;

         (c) The Company has heretofore delivered to Purchaser true and complete copies of all environmental studies made by or furnished to the Company in the last five years relating to the Property or any other property or facility previously owned, operated or leased by the Company;

          (d) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter existing or, to Sellers' Knowledge, pending or threatened, relating to the Company, the Property or any other property or facility owned, operated or leased, or previously owned, operated or leased by the Company relating in any way to the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder;

          (e) The Company has not, and, to Sellers' Knowledge, no other person has, released, placed, stored, buried or dumped any substances defined as such in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5, or any substance regulated by any Environmental Law applicable to the Company or the Property ("HAZARDOUS SUBSTANCES, OILS, POLLUTANTS OR CONTAMINANTS") or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, beneath or adjacent to the Property or any property formerly owned, operated or leased by the Company except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of the Company (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable laws and regulations and in a manner such that there has been no Release of any such substances into the environment);

          (f) No release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances, Oils, Pollutants or Contaminants through or in the air, soil, surface water, groundwater or property ("RELEASE"), or actions required to:
     (i) cleanup, remove, treat or remediate Hazardous Substances, Oils, Pollutants or Contaminants in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Substances, Oils, Pollutants or Contaminants so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances, Oils, Pollutants or Contaminants in the indoor or outdoor environment ("CLEANUP") has occurred at the Property or any other properties formerly owned or used by the Company which could result in the assertion or creation of a Lien on the Property by any governmental body or agency with respect thereto, nor has any such assertion of a Lien been made by any governmental body or agency with respect thereto;

          (g) The Company has not received any notice or order from any governmental agency or private or public entity advising it that it is responsible for or potentially responsible for Cleanup or paying for the cost of Cleanup of any Hazardous Substances, Oils, Pollutants or Contaminants or any other waste or substance and the Company has not entered into any agreements concerning such Cleanup, nor is the Company aware of any facts which might reasonably give rise to such notice, order or agreement;

          (h) The Property does not contain any: (i) underground or aboveground storage tanks; (ii) asbestos; (iii) equipment using PCBs; (iv) underground injection wells; or (v) septic tanks in which process waste water or any Hazardous Substances, Oils, Pollutants or Contaminants have been disposed;

          (i) The Company has not entered into any agreement that will require it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person for or against any liabilities, obligations, responsibilities, obligations to conduct cleanup, losses, damages, deficiencies, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all reasonable fees, disbursements and expense of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to government requests for information or documents), fines, penalties, restitution and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, by any Person or entity, whether based in contract, tort, implied or express warranty, strict liability, joint and several liability, criminal or civil statute, including any Environmental Law, or arising from environmental, health or safety conditions, the Release or threatened Release of Hazardous Substances, Oils, Pollutants or Contaminants into the environment, as a result of past or present ownership, leasing or operation of any Properties, owned, leased or operated by the Company ("ENVIRONMENTAL LIABILITIES AND COSTS"); and

          (j) With regard to the Company and the Property, there are no past or present (or, to Sellers' Knowledge, future) events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws as in effect on the date hereof or with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability under the Environmental Laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, generation, processing, distribution, use, treatment, storage, place of disposal, transport or handling, or the Release or threatened Release into the indoor or outdoor environment by the Company or a facility of the Company, of any Hazardous Substances, Oils, Pollutants or Contaminants.

     2.25 BROKERS. Except for Geneva Corporate Finance, Inc. (whose fee will be paid solely by Sellers), neither the Company, Sellers nor any of its directors, officers or employees has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to the Company for any such fee or commission to be claimed by any person or entity.

     2.26 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither the Company, Sellers nor any director, officer, employee or agent of the Company, nor any other person acting on its behalf, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction) which: (i) might subject the Company, Sellers or Purchaser to any damage or penalty in any civil, criminal or governmental litigation proceeding; (ii) if not given in the past, might have had a Material Adverse Effect on the assets, business or operations of the Company as reflected in the financial statements described in Section 2.7; or (iii) if not continued in the future, might have a Material Adverse Effect on the Company's assets, business, operations or prospects or which might subject the Company, Sellers or Purchaser to suit or penalty in any private or governmental litigation or proceeding.

     2.27 BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Purchaser, are complete and correct in all material respects and have been maintained in accordance with reasonable business practices. The minute books of the Company contain accurate and complete records of all formal meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of the Company. At the Closing, all of those books and records will be in the possession of the Company.

     2.28 ACCURACY OF INFORMATION. No representation or warranty made by the Company or Sellers in this Agreement, the Disclosure Schedule, or in any agreement, instrument, document, certificate, statement or letter furnished or to be furnished to Purchaser at the Closing by or on behalf of the Company or Sellers in connection with any of the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made, and all of the foregoing completely and correctly present the information required or purported to be set forth herein or therein. There is no material fact as of the date hereof which has not been disclosed in writing to the Purchaser to which the Company or the Sellers have Knowledge related to the Company, its operations, properties, financial condition or prospects which has a Material Adverse Effect or, to the Knowledge of the Company or any of the Sellers, in the future may have a Material Adverse Effect on the Company. The representations and warranties contained in this Article 2 or elsewhere in this Agreement or any document delivered pursuant hereto shall not be affected or deemed waived by reason of the fact that the Purchaser or its representatives knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER.


     Purchaser represents and warrants to Sellers as follows:

     3.1 CORPORATE ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

     3.2 AUTHORIZATION. Purchaser has all the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The Board of Directors of Purchaser has taken all action required by law, its articles of incorporation and bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and no action of the stockholders of Purchaser is required. This Agreement is the valid and binding legal obligation of Purchaser enforceable against it in accordance with its terms.

     3.3 NON-CONTRAVENTION. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will: (i) violate any provision of the articles of incorporation or bylaws of Purchaser; or (ii) except for such violations, conflicts, defaults, accelerations, terminations, cancellations, impositions of fees or penalties, mortgages, pledges, liens, security interests, encumbrances, restrictions and charges which would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser, (A) violate, be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to, any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which Purchaser is a party or by which Purchaser or any of its properties or assets is or may be bound (unless with respect to which defaults or other rights, requisite waivers or consents shall have been obtained at or prior to the Closing) or (B) result in the creation or imposition of any mortgage, pledge, lien, security interest, encumbrance, restriction, adverse claim or charge of any kind, upon any property or assets of Purchaser under any debt, obligation, contract, agreement or commitment to which Purchaser is a party or by which Purchaser or any of its assets or properties is or may be bound; or (iii) violate any Law of any Authority.

     3.4 CONSENTS AND APPROVALS. No Consent is required by any person or entity, including without limitation any Authority, in connection with the execution, delivery and performance by Purchaser of this Agreement, or the consummation of the transactions contemplated herein, other than any Consent which, if not made or obtained, will not, individually or in the aggregate, have a Material Adverse Effect on the business of Purchaser.

     3.5 ACQUISITION OF SHARES FOR INVESTMENT. The Shares purchased by Purchaser pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Purchaser will not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act of 1933, as amended, or any comparable state law.

     3.6 SELLERS' REPRESENTATIONS AND WARRANTIES. Purchaser has no actual knowledge that any of the representations and warranties made by the Sellers are untrue as of the date of this Agreement. For purposes of this representation only, "actual knowledge" of the Purchaser shall mean the actual knowledge of John W. Castro or Steven J. Machov, but only if the actual knowledge of such untruth results directly from written information provided to either of such individuals by the Sellers.

                                    ARTICLE 4

                            COVENANTS OF THE PARTIES


     4.1 CONDUCT OF BUSINESS OF FMC. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, Sellers shall cause the Company to conduct its business and operations according to its ordinary and usual course of business, to preserve substantially intact its business organizations and to preserve its current relationships with customers, employees, suppliers and other persons with which it has significant business relations. Without limiting the generality of the foregoing, and, except as otherwise expressly provided in this Agreement or as otherwise disclosed on the Disclosure Schedule, prior to the Closing Date, without the prior written consent of Purchaser, Sellers agree that the Company will not:

          (a)  amend its articles of incorporation or bylaws;

          (b) issue, reissue, sell, deliver or pledge or authorize or propose the issuance, reissuance, sale, delivery or pledge of Shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock;

          (c) adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

          (d) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, redeem or otherwise acquire any shares of its capital stock;

          (e) (i) increase in any manner the compensation of any of its directors, officers or other employees; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any such director, officer or employee, whether past or present; or (iii) except in connection with any written arrangement approved by Purchaser, commit itself to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment agreement or consulting agreement (arising out of prior employment ) with or for the benefit of any person, or, except to the extent required to comply with applicable law, amend any of such plans or any of such agreements in existence on the date of this Agreement;

          (f) incur, assume, suffer or become subject to, whether directly or by way of guarantee or otherwise, any Liabilities which, individually or in the aggregate, would have a Material Adverse Effect on the Company;

          (g) pay, discharge or satisfy any Liabilities other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice;

          (h) sell, transfer, or otherwise dispose of any of its properties or assets (real, personal or mixed, tangible or intangible), other than in the ordinary course of business and consistent with past practice;

          (i) permit or allow any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any Encumbrance, except for liens for current taxes not yet due;

          (j) write down the value of any inventory (including write-downs by reason of shrinkage or mark-down) or write off as uncollectible any notes or accounts receivable, except for immaterial write-downs and write-offs in the ordinary course of business and consistent with past practice;

          (k) cancel any debts or waive any claims or rights, in each case, of substantial value;

          (l) dispose of or permit to lapse any rights to the use of any patent, trademark, trade name or copyright, or disposed of or disclosed (except as necessary in the conduct of its business) to any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or, as applicable, any other entity ("PERSON") other than representatives of Purchaser, any trade secrets, formula, process or know-how not theretofore a matter of public knowledge;

          (m) make or enter into any material commitment for capital expenditures for additions to property, plant, equipment or intangible capital assets;

          (n) pay, lend or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any affiliate or associate of any of its officers or directors;

          (o) terminate, enter into or amend in any material respect any contract, agreement, lease, license or commitment identified in Section
     2.19 of the Disclosure Schedule, or take any action or omit to take any action which will cause a breach, violation or default (however defined) under any such items, except in the ordinary course of business and consistent with past practice;

          (p) acquire any of the business or assets of any other person or entity;

          (q) permit any of its current insurance (or reinsurance) policies to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than coverage remaining under those cancelled, terminated or lapsed are in full force and effect;

          (r) suffer any adverse change in its relationship with a material customer, including the loss of any such customer or a contract with such customer;

          (s) enter into other material agreements, commitments or contracts not in the ordinary course of business or in excess of current requirements;

          (t) modify, amend or terminate any contract, waive, release, relinquish or assign any contract or other right or claim;

          (u) settle or compromise any material suit, claim or dispute or threatened suit, claim or dispute;

          (v) make any change in its accounting methods, principles or practices except as required by GAAP; or

          (w) agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty in this Agreement untrue or incorrect in any material respect.

     4.2 NO COMPANY SOLICITATION OF ALTERNATE TRANSACTION. Sellers shall not, and shall ensure that, the Company, the Company's directors, officers and employees, independent contractors, consultants, counsel, accountants, investment advisors and other representatives and agents shall not, directly or indirectly, solicit or entertain offers from, negotiate with, provide any nonpublic information to, enter into any agreement with, or in any manner encourage, discuss, accept or consider any proposal of, any third party relating to the acquisition of the Company, its assets or business, in whole or in part, whether through a tender offer (including a self tender offer), exchange offer, merger, consolidation, sale of substantial assets or of a significant amount of assets, sale of securities, acquisition of the Company's securities, liquidation, dissolution or similar transactions involving the Company or any division of the Company (such proposals, announcements or transactions being called herein "ACQUISITION PROPOSALS"). The Company shall promptly inform Purchaser of any inquiry (including the terms thereof and the identity of the third party making such inquiry) which it may receive in respect of an Acquisition Proposal and furnish to Purchaser a copy of any such written inquiry.

     4.3 FULL ACCESS TO PURCHASER. Throughout the period prior to Closing, the Sellers shall cause the Company to afford to Purchaser and its directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents, reasonable access to the facilities, properties, books and records of the Company in order that Purchaser may have full opportunity to make such investigations as it shall desire to make of the affairs of the Company. The Company shall furnish such additional financial and operating data and other information as Purchaser shall, from time to time, reasonably request, including without limitation access to the working papers of its independent certified public accountants; PROVIDED, HOWEVER, that any such investigation shall not affect or otherwise diminish or obviate in any respect any of the representations and warranties of Sellers herein.

     4.4 CONFIDENTIALITY. Each of the parties hereto agrees that it will not use, or permit the use of, any of the information relating to any other party hereto furnished to it in connection with the transactions contemplated herein ("INFORMATION") in a manner or for a purpose detrimental to such other party or otherwise than in connection with the transaction, and that they will not disclose, divulge, provide or make accessible (collectively, "Disclose"), or permit the Disclosure of, any of the Information to any person or entity, other than their respective directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such party's counsel, by other requirements of Law; PROVIDED, HOWEVER, that prior to any Disclosure of any Information permitted hereunder, the disclosing party shall first obtain the recipients' undertaking to comply with the provisions of this Section with respect to such information. The term "Information" as used herein shall not include any information relating to a party which the party disclosing such information can show: (i) to have been in its possession prior to its receipt from another party hereto; (ii) to be now or to later become generally available to the public through no fault of the disclosing party; (iii) to have been available to the public at the time of its receipt by the disclosing party;
(iv) to have been received separately by the disclosing party in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the disclosing party without regard to any information received in connection with this transaction. Each party hereto also agrees to promptly return to the party from whom it originally received such information all original and duplicate copies of written materials containing Information should the transactions contemplated herein not occur. A party hereto shall be deemed to have satisfied its obligations to hold the Information confidential if it exercises the same care as it takes with respect to its own similar information.

     4.5 FILINGS; CONSENTS; REMOVAL OF OBJECTIONS. Subject to the terms and conditions herein provided, the parties hereto shall use their best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation obtaining all Consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein. In furtherance, and not in limitation of the foregoing, it is the intent of the parties to consummate the transactions contemplated herein at the earliest practicable time, and they respectively agree to exert commercially reasonable efforts to that end, including without limitation: (i) the removal or satisfaction, if possible, of any objections to the validity or legality of the transactions contemplated herein; and (ii) the satisfaction of the conditions to consummation of the transactions contemplated hereby.

     4.6  FURTHER ASSURANCES; COOPERATION; NOTIFICATION.

          (a) Each party hereto shall, before, at and after Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement. Without limiting the generality of the foregoing, at any time after the Closing, at the reasonable request of Purchaser and without further consideration, the Company and Sellers will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Purchaser may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated hereby and to vest in Purchaser good and marketable title to the Shares without further cost or expense to the Purchaser.

          (b) Sellers shall cause the Company to cooperate with Purchaser to promptly develop plans for the management of the business after the Closing, including without limitation plans relating to productivity, marketing, operations and improvements, and the Company shall further cooperate with Purchaser to provide for the implementation of such plans as soon as practicable after the Closing. Subject to applicable Law, the Company shall confer on a regular and reasonable basis with one or more representatives of Purchaser to report on material operational matters and the general status of ongoing operations.

          (c) At all times from the date hereof until the Closing, each party shall promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the conditions specified in this Article 4.

     4.7 SUPPLEMENTS TO DISCLOSURE SCHEDULE. Prior to the Closing, the Sellers will supplement or amend the Disclosure Schedule with respect to any event or development for which Sellers have Knowledge which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule or in any representation and warranty of the Company or Sellers which has been rendered inaccurate by reason of such event or development. For purposes of determining the accuracy as of the date hereof of the representations and warranties of Sellers contained in Article 2 hereof in order to determine the fulfillment of the conditions set forth herein, the Disclosure Schedule shall be deemed to exclude any information contained in any supplement or amendment hereto delivered after the delivery of the Disclosure Schedule.

     4.8 PUBLIC ANNOUNCEMENTS. None of the parties hereto shall make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; PROVIDED, HOWEVER, that any of the parties hereto may at any time make any announcements which are required by applicable Law so long as the party so required to make an announcement promptly upon learning of such requirement notifies the other parties of such requirement and discusses with the other parties in good faith the exact proposed wording of any such announcement.

     4.9  TAX MATTERS.

          (a) No new elections by or on behalf of the Company with respect to Taxes, or any changes in current elections with respect to Taxes, shall be made after December 31, 1995 without the prior written consent of Purchaser.

          (b) Sellers shall on the date hereof provide Purchaser with any clearance certificates or similar documents which may be required by any state taxing Authority in order to relieve Purchaser of any obligation to withhold any portion of the Purchase Price or to assume any Liability with respect to sales taxes attributable to operations of the Company prior to the Closing Date.

          (c) Sellers and Purchaser shall: (i) each provide the other, and Purchaser shall cause the Company to provide Sellers, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any taxing Authority or judicial or administrative proceedings relating to liability for Taxes; (ii) each retain and provide the other, and Purchaser shall cause the Company to retain and provide Sellers, with any records or other information which may be relevant to such Tax Return, audit or examination, proceeding or determination; and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.

          Without limiting the generality of the foregoing, Purchaser shall retain, and shall cause the Company to retain, and Sellers shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which are relevant to such returns for all tax periods or portions thereof ending before or including the date hereof and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

          Sellers shall request that records in the possession of their accountants be retained by them for the customary retention period established by the firm (but in no event less than ten (10) years) and that such records be made available to Purchaser upon its request.

          (d) Except as provided herein below, the Company and Sellers shall exercise complete control over the handling, disposition and settlement of any governmental inquiry, examination or proceeding (at their sole cost and expense) that could result in a determination with respect to Taxes due or payable by Purchaser or the Company for which Sellers may be liable, or against which Sellers may be required to indemnify Purchaser or the Company pursuant to this Agreement. Sellers shall promptly notify the Company if, in connection with any such inquiry, examination or proceeding, any Authority proposes in writing to make any assessment or adjustment with respect to items of Taxes of the Company, which assessments or adjustments could affect the Company following the date hereof, and shall consult with the Company with respect to any such proposed assessment or adjustment. Purchaser shall notify Sellers in writing promptly upon learning of any such inquiry, examination or proceeding. Sellers shall cooperate with Purchaser and the Company as the Purchaser and the Company may reasonably request at the Sellers' expense, in any such inquiry, examination or proceeding. Sellers will not enter into any settlement or litigation with respect to an inquiry, examination or proceeding without the prior written consent of the Company, which consent will not be unreasonably withheld. In the event Sellers are not diligent or reasonable in their handling, disposition or settlement of any such governmental inquiry, examination or proceeding, Purchaser shall have the right, at Sellers' expense, to pursue any and all remedies and actions available to it relating to such governmental inquiry, examination or proceeding and Sellers shall no longer exercise any control over such governmental inquiry, examination or proceeding.

          (e) Sellers will pay any sales, use, transfer or documentary taxes and recording and filing fees applicable to the transactions contemplated by this Agreement.

          (f) Purchaser and the Company shall file and control any Tax Returns required to be filed by the Company for periods beginning on or after the Closing Date. Sellers agree that they shall provide, and shall cause their accountants and other representatives to provide, to Purchaser on a timely basis the information, including but not limited to all work papers and records relating to the Company, that it or the accountants or other representatives have within their control and that may be reasonably necessary or related to: (i) the preparation of any and all Tax Returns, information returns and reports required to be filed by Purchaser or the Company with governmental agencies; and (ii) audits or other tax determinations or proceedings by or before such agencies, such information to be provided in the form in which it has in the past been maintained by Sellers, their accountants or other representatives. Notwithstanding anything in this Agreement to the contrary, the Company shall direct its accountants to prepare, at the Company's expense, the Tax Returns for the Company's calendar year ending December 31, 1995.

     4.10 COVENANT NOT TO COMPETE; NON-SOLICITATION.

          (a) In order that the Purchaser may have and enjoy the benefit of the transactions contemplated in this Agreement, each of the Sellers severally covenants and agrees that, for a period of five years following the Closing Date, it will not, and will not permit any of its affiliates to, directly or indirectly, (i) engage in, (ii) have any ownership or equity interest exceeding 3% in any business, firm, corporation, joint venture or other entity engaged in, or (iii) consult with or assist any person or entity who or which is engaged in, any business which competes with the Company or the Purchaser.

          (b)  The invalidity or unenforceability of any provision of this
     Section 4.10, in whole or by virtue of the following sentence in part, shall not affect the validity or enforceability of any other provision of this Section 4.10 or of any other provision of this Agreement, all of which shall to the full extent consistent with applicable law continue in full force and effect. In addition, if any provision of Subsection 4.10(a) shall be adjudged to be excessively broad as to duration, geographical scope, activity or subject, the parties intend that such provision shall be deemed modified to the minimum degree necessary to make such provision valid and enforceable under applicable law and that such modified provision shall thereafter be enforced to the fullest extent possible. The Sellers acknowledge that any violation of any of the provisions of Subsection 4.10(a) is likely to cause irreparable damage to the Purchaser and it is agreed that the Purchaser shall be entitled to equitable relief, including injunction and specific performance, in the event of any violation of such provision.

          (c) The Sellers agree that, for a period of two years following the Closing Date, they will not, whether directly or indirectly, and they will not permit any of their affiliates to, solicit the employment of or employ any person who was as of the date of this Agreement or the Closing Date and for a period of two months prior thereto employed by or providing employment services to the Company.

     4.11 EMPLOYMENT AGREEMENTS. At the Closing, Purchaser and Trumper and Smith, respectively will enter into employment agreements in substantially the form of Exhibit 4.11 (the "EMPLOYMENT AGREEMENTS").

     4.12 REPAYMENT OF LINE OF CREDIT. Within ninety (90) days of the Closing Date Purchaser shall cause Company to repay in full each of the loans described on Exhibit 4.12 (collectively the "LINE OF CREDIT").

                                    ARTICLE 5

                     CONDITIONS TO PURCHASER'S OBLIGATIONS.


     Notwithstanding any other provision of this Agreement to the contrary, the obligation of Purchaser to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

     5.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the Sellers contained in this Agreement, including without limitation in the Disclosure Schedule initially delivered to Purchaser as
Exhibit 2.1 (and not including any changes or additions delivered to Purchaser pursuant to Section 4.7), shall be in all material respects true, complete and accurate as of the date when made and at and as of the Closing as though such representations and warranties were made at and as of such time, except for changes specifically permitted or contemplated by this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they shall be true and correct in all material respects at the Closing with respect to such date or period.

     5.2 PERFORMANCE. Sellers shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Sellers on or prior to the Closing.

     5.3  REQUIRED APPROVALS AND CONSENTS.

          (a) All action required by law and otherwise to be taken by the Sellers to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

          (b) All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, shall have been delivered, made or obtained, and Purchaser shall have received copies thereof.

     5.4 ADVERSE CHANGES. No material adverse change shall have occurred in the business, financial condition, prospects, assets or operations of the Company since December 31, 1995.

     5.5 ENVIRONMENTAL MATTERS. Purchaser, shall be satisfied with the environmental condition of the Company and its Property.

     5.6 NO PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity shall have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would individually or in the aggregate, otherwise have a

Material Adverse Effect on the Company's business, financial condition, prospects, assets or operations.

     5.7 OPINION OF SELLERS' COUNSEL. Purchaser shall have received an opinion from Karr Tuttle Campbell, counsel to Sellers, dated the Closing Date, substantially in the form and substance set forth as Exhibit 1.6(a) hereto.

     5.8 LEGISLATION. No Law shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

     5.9 ACCEPTANCE BY COUNSEL TO PURCHASER. The form and substance of all legal matters contemplated hereby and of all papers delivered hereunder shall be reasonably acceptable to Oppenheimer Wolff & Donnelly, counsel to Purchaser.

     5.10 EMPLOYMENT AGREEMENTS. The Employment Agreements required by Section 4.11, and in substantially the same form of Exhibit 4.11, shall have been executed and delivered by the parties thereto.

     5.11 MINIMUM SHAREHOLDERS' EQUITY. The Shareholders' Equity of the Company as of the Closing Date shall be at least [$1,596,971].

     5.12 APPROPRIATE DOCUMENTATION. Purchaser shall have received, in a form and substance reasonably satisfactory to Purchaser, dated the Closing Date, all certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 5 as Purchaser may reasonably request.

                                    ARTICLE 6

              CONDITIONS TO OBLIGATIONS OF THE COMPANY AND SELLERS.

     Notwithstanding anything in this Agreement to the contrary, the obligation of the Company and Sellers to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

     6.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Purchaser contained in this Agreement shall be in all material respects true, complete and accurate as of the date when made and at and as of the Closing, as though such representations and warranties were made at and as of such time, except for changes permitted or contemplated in this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they shall be true and correct in all material respects at the Closing with respect to such date or period.

     6.2 PERFORMANCE. Purchaser shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing.

     6.3 CORPORATE APPROVALS. All Consents listed in Section 2.6 and in the Disclosure Schedule, shall have been delivered, made or obtained. All action required to be taken by the Board of Directors of Purchaser to authorize the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

     6.4 NO PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity shall have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would individually or in the aggregate, otherwise have a Material Adverse Effect on Purchaser's business, financial condition, prospects, assets or operations.

     6.5 ACCEPTANCE BY COUNSEL. The form and substance of all legal matters contemplated hereby and of all papers delivered hereunder shall be reasonably acceptable to Karr Tuttle Campbell, counsel to the Sellers.

                                    ARTICLE 7

                          TERMINATION AND ABANDONMENT.

     7.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Closing by the written consent of the Sellers and the Purchaser.

     7.2 TERMINATION BY EITHER SELLERS OR PURCHASER. This Agreement may be terminated by either Sellers or Purchaser if: (i) Closing shall not have been consummated by March 30, 1996 (provided that the right to terminate this Agreement under this Section 7.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date); or (ii) any court of competent jurisdiction in the United States or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Closing or permitting consummation of the Closing only subject to a condition or restriction unacceptable to Purchaser and such order, decree, ruling or other action shall have become final and nonappealable.

     7.3 TERMINATION BY PURCHASER. This Agreement may be terminated at any time prior to the Closing Date by Purchaser if: (i) any of the Sellers shall have failed to comply in any respect with any of the covenants, conditions or agreements contained in this Agreement required to be performed or complied with by Sellers prior to the Closing Date; or (ii) any representation or warranty of any of the Sellers contained in this Agreement is or becomes untrue or incorrect (except for changes permitted by this Agreement and those representations which address matters only as of a particular date that remain true and correct as of such date).

     7.4 TERMINATION BY SELLERS. This Agreement may be terminated prior to the Closing Date by action of Sellers if: (i) Purchaser shall have failed to comply in any respect with any of the covenants, conditions or agreements contained in this Agreement required to be performed on or complied with by Purchaser prior to the Closing Date; or (ii) any representation or warranty of Purchaser contained in this Agreement is or becomes untrue or incorrect (except for changes permitted by this Agreement and those representations which address matters as of a particular date that remain true and correct as of such date).

     7.5 PROCEDURE AND EFFECT OF TERMINATION. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by Sellers or Purchaser pursuant to this Article 7, written notice thereof shall forthwith be given to all other parties and this Agreement shall terminate (other than Sections 4.4, 4.8, 9.1 and this Section 7.5) and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

          (a) Upon request therefor, each of the parties hereto will redeliver all documents, workpapers and other material of the other parties relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

          (b) No party shall have any liability for a breach of any representation, warranty, agreement, covenant or the provision of this Agreement, unless such breach was due to a willful or bad faith action or omission of such party or any representative, agent, employee or independent contractor thereof; and

          (c) All filings, applications and other submissions made pursuant to the terms of this Agreement shall, to the extent practicable, be withdrawn from the agency or other person to which made.

                                    ARTICLE 8

                          SURVIVAL AND INDEMNIFICATION.

     8.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INVESTIGATION. The representations, warranties and covenants of each of the parties hereto shall survive the Closing for a period of three (3) years thereafter except:
(i) the representations and warranties of Sellers contained in Section 2.15 with respect to tax matters shall survive until the expiration of all applicable statutory limitation periods (including extensions thereof); (ii) the representations and warranties of Sellers contained in Section 2.17 (relating to benefit plans) shall survive until the expiration of all applicable statutory limitation periods; (iii) the representations and warranties of Sellers contained in Section 2.24 (relating to environmental matters) shall survive until the expiration of all applicable statutory limitation periods; and (iv) the representations and warranties of Sellers in Section 2.4 with respect to Sellers' power and authority to transfer the shares and Sellers' title to the Shares shall survive forever. The right to indemnification or any other remedy based on representations, warranties, covenants and obligations in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants, and obligations.

     8.2 INDEMNIFICATION BY PURCHASER. Purchaser agrees to indemnify, defend and hold the Sellers harmless from and against any and all losses, liabilities, obligations, demands, judgments, settlements, damages (but excluding consequential damages, lost profits or punitive damages) or expense (including but not limited to interest, penalties, fees and reasonable professional fees and expenses) and against all claims in respect thereof (including, without limitation, amounts paid in settlement and costs of investigation) or diminution in value, whether or not involving a third-party claim (herein referred to collectively as "LOSSES" or individually a "LOSS") to which any of the Sellers may suffer or incur, directly or indirectly, as a result from or in connection with: (i) any untrue representation of, or breach of warranty by, Purchaser in any part of this Agreement; (ii) any nonfulfillment of any covenant, agreement or undertaking of Purchaser in any part of this Agreement, notice of which is given to Purchaser on or prior to the relevant expiration date; and (iii) the operation of the Company after the Closing Date unless such Losses or Loss is subject to indemnification by Sellers pursuant to Section 8.3 hereof.

     8.3 INDEMNIFICATION BY SELLERS. Each Seller jointly and severally agrees to indemnify the Company and Purchaser and each of Purchaser's shareholders, officers, directors, employees and subsidiaries against all losses, liabilities, obligations, demands, judgments, settlements, damages (but excluding any claims for consequential damages, lost profits or punitive damages suffered directly by Purchaser as opposed to consequential damages, lost profits or punitive damages paid by Purchaser or the Company to a third party), Taxes, or expenses (including, but not limited to, interest, penalties, fees, and reasonable professional fees and expenses) and against all claims in respect thereof (including, without limitation, amounts paid in settlement and costs of investigation) or diminution in value, whether or not involving a third-party claim (herein referred to collectively as "Losses" or individually as "Loss") to which the Company or Purchaser or Purchaser's shareholders, officers, directors, employees or subsidiaries may become subject to or which they may suffer or incur, directly or indirectly, as a result from or in connection with: (i) any untrue representation or breach of warranty by any Seller in any part of this Agreement; (ii) the breach of or nonfulfillment of any covenant, agreement or undertaking of Sellers in this Agreement, notice of which is given to Sellers on or prior to the relevant expiration date; (iii) any debt, liability or obligation, direct or indirect, known or unknown, fixed contingent or otherwise that relates to the Company and is based upon or arises from any act or omission, transaction, circumstance, state of facts or other condition occurring or existing on or before the Closing Date and not disclosed on the Most Recent Balance Sheet, whether or not then known, due or payable; (iv) any obligation for Taxes of the Company or the Sellers for any period (or portion thereof) prior to the Closing Date; (v) any liability arising out of or related to the events, circumstances or conditions described in Section 2.24 to the Disclosure Schedule, or any liability arising out of or related to any pollution or threat to human health or the environment or violation of any Environmental Law that is related in any way to the Company's or any previous owners' or operators' management, use, control, ownership or operation of any Property or the business of the Company prior to the Closing Date whether or not the pollution or threat to human health or the environment or violation of any Environmental Law is known by Purchaser on or prior to the sale hereof or is described in the Disclosure Schedule; and (vi) any and all loss, liability or damage suffered or incurred by the Company arising out of a breach of Section 2.17 (involving benefit plans), whether or not such breaches (or potential breaches) are disclosed in Section 2.17 to the Disclosure Schedule or are known by the Purchaser on or prior to the date hereof. Sellers acknowledge that if a representation or warranty that is qualified by materiality (including a Material Adverse Effect) is breached after giving effect to such materiality qualification then the Losses incurred by Purchaser resulting from such breach shall include all Losses resulting from a breach of such representation or warranty and not solely the portion of such Losses in excess of such materiality qualifier.

     8.4 RIGHT OF SET-OFF. Upon notice to the Sellers specifying in reasonable detail the basis therefor, the Purchaser may set off any amount to which it may be entitled under this Section 8 against amounts otherwise payable under the Purchaser's Promissory Notes or as Contingent Purchase Price. The exercise of such right of set-off by the Purchaser shall not constitute an event of default under the Purchaser's Promissory Notes. Neither the exercise of, nor the failure to exercise, such right of set-off shall constitute an election of remedies nor limit the Purchaser in any manner in the enforcement of any other remedies that may be available to it. Any set-off pursuant hereto shall be applied proportionately among all of the outstanding Purchaser's Promissory Notes.

     8.5  CLAIMS FOR INDEMNIFICATION.

          (a) GENERAL. The parties intend that all indemnification claims be made as promptly as practicable by the party seeking indemnification (the "INDEMNIFIED PARTY"). Whenever any claim shall arise for indemnification hereunder the Indemnified Party shall promptly notify the party from whom indemnification is sought (the "INDEMNIFYING PARTY") of the claim and, when known, the facts constituting the basis for such claim. The failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party except to the extent the Indemnifying Party demonstrates that the defense of such action is prejudiced thereby.

          (b) CLAIMS BY THIRD PARTIES. With respect to claims made by third parties, the Indemnifying Party shall be entitled to assume control of the defense of such action or claim with counsel reasonably satisfactory to the Indemnified Party; provided, however, that:

               (i) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim;

               (ii) no Indemnifying Party shall consent to (A) the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such claim or (B) if, pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified

          Party or such judgment or settlement could materially interfere with the business, operations or assets of the Indemnified Party; and

               (iii) if the Indemnifying Party does not assume control of the defense of such claim in accordance with the foregoing provisions within three days after receipt of notice of the claim, the Indemnified Party shall have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefore in accordance with this Article 8, provided that the Indemnified Party shall not be entitled to consent to the entry of any judgment or enter into any settlement of such claim that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnifying Party of a release from all liability in respect of such claim without the prior written consent of the Indemnifying Party if, pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnifying Party or such judgment or settlement could materially interfere with the business, operations or assets of the Indemnifying Party.

          (c) REMEDIES CUMULATIVE. The remedies provided herein shall be cumulative and shall not preclude assertion by any party of any rights or the seeking of any other remedies against any other party. Each of the Sellers hereby agrees that he will not make any claim for indemnification against Purchaser or the Company by reason of the fact that he or it was a director, officer, employee, or agent of the Company or was serving at the request of any such entity as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by Purchaser against such Seller (whether such action, suit, proceeding, complaint, claim or demand is pursuant to this Agreement, applicable law, or otherwise).

     8.6 LIMITATION ON INDEMNIFICATION BY SELLERS. Sellers' aggregate liability for Losses under this Article 8 is subject to the following limitations: (a) Sellers' maximum aggregate liability shall be $6,000,000, (b) Sellers shall be liable for Losses only to the extent that the aggregate losses exceed $25,000, I.E., there is no liability for the first $25,000 of losses (the "EXEMPTION AMOUNT"), and (c) Losses shall not include any item for which the loss is less than $1,000. In the event of an indemnification claim by Purchaser that exceeds the Exemption Amount, Purchaser agrees to seek payment for such indemnification claim in the following manner:

          (a) First, Purchaser shall offset the amount of such indemnification claim against amounts due Sellers pursuant to the Purchaser's Promissory Notes, on a pro-rata basis;

          (b) To the extent that the amount of the indemnification claim exceeds the amounts due Sellers pursuant to the Purchaser's Promissory Notes, Purchaser shall next offset the amount of the indemnification claim against any Contingent Purchase Price which may be due Sellers in the year that such indemnification claim is made; and

          (c) In the event that such indemnification claim exceeds the amounts due Sellers pursuant to clause (a) and clause (b) above, Purchaser may seek payment of such indemnification claim directly from Sellers.

     8.7 TAX EFFECT AND INSURANCE. The liability of an Indemnifying Party with respect to any indemnification claim shall be reduced by the tax benefit actually realized and any insurance proceeds actually received by the Indemnified Party as a result of any Losses upon which such indemnification claim is based, and shall include any tax detriment actually suffered by the Indemnified Party as a result of such Losses. The amount of any such tax benefit or detriment shall be determined by taking into account the effect, if any, and to the extent determinable, of timing differences resulting from the acceleration or deferral of items of gain or loss resulting from such Losses and shall otherwise be determined so that payment by the Indemnifying Party of the indemnification claim, as adjusted to give effect to any such tax benefit or detriment, will make the Indemnified Party as economically whole as is reasonably practical with respect to the Losses upon which the indemnification claim is based. Any dispute as to the amount of such tax benefit or detriment shall be resolved by arbitration as provided in Section 9.8 herein.

                                    ARTICLE 9

                            MISCELLANEOUS PROVISIONS.

     9.1 EXPENSES. Purchaser and the Sellers shall each bear their own costs and expenses relating to the transactions contemplated hereby, including without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants or other representatives for the services used, hired or connected with the transactions contemplated hereby, PROVIDED THAT Sellers shall pay all fees and expenses of Geneva Corporate Finance, Inc. or any other brokers hired by Sellers in connection with this Agreement.

     9.2 AMENDMENT AND MODIFICATION. Subject to applicable Law, this Agreement may be amended or modified by the parties hereto at any time prior to the Closing with respect to any of the terms contained herein; PROVIDED, HOWEVER, that all such amendments and modifications must be in writing duly executed by all of the parties hereto.

     9.3 WAIVER OF COMPLIANCE; CONSENTS. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy shall preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent shall be given in writing in the same manner as for waivers of compliance.

     9.4 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall entitle any person or entity (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

     9.5 NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgement, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or (iii) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment, or to such other person or address as the Company shall furnish to the other parties hereto in writing in accordance with this subsection.

          If to the Sellers:

                              To:  Mark J. Trumper
                                   18911 Sound View Place
                                   Edmonds, WA  98020

                                   C. William Smith
                                   20717 121st Avenue S.E.
                                   Snohomish, WA  98290

                                   C. William and Carol M. Smith Charitable
                                   Remainder Trust
                                   20717 121st Avenue S.E.
                                   Snohomish, WA  98290


          With a copy to:

                                   Karr Tuttle Campbell
                                   1201 Third Avenue, Suite 2900
                                   Seattle, WA  98101
                                   Attn:  Walter M. Mass III
                                   Fax:  (206) 682-7100

or to such other person or address as either Seller shall furnish to the other parties hereto in writing in accordance with this subsection.

          If to Purchaser:

                              To:  Merrill Corporation
                                   One Merrill Circle
                                   St. Paul, MN  55108
                                   Attn:  Steven J. Machov, Esq.
                                   Fax: (612) 649-1348

          With a copy to:

                                   Oppenheimer Wolff & Donnelly
                                   45 South Seventh Street
                                   Suite 3400
                                   Minneapolis, MN 55402
                                   Attn:  Kevin M. Klemz, Esq.
                                   Fax:  (612) 344-9376

or to such other person or address as Purchaser shall furnish to the other parties hereto in writing in accordance with this subsection.

     9.6 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties, PROVIDED, HOWEVER, that Purchaser may assign its rights (but not its obligations) under this Agreement, in whole or in any part, and from time to time, to a wholly owned, direct or indirect, subsidiary of Purchaser.

     9.7 GOVERNING LAW. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal substantive laws of the State of Minnesota (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies, except to the extent that the provisions of the Washington Corporation Code may apply to the internal affairs of the Company.

     9.8 ARBITRATION. With the sole exception of the injunctive relief contemplated by Section 9.12 hereof, any controversy or claim arising out of or relating to this Agreement, or the making, performance or interpretation thereof, including without limitation alleged fraudulent inducement thereof, shall be settled by binding arbitration in Seattle, Washington by a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon any arbitration award may be entered in any court having jurisdiction thereof and the parties consent to the jurisdiction of the courts of the State of Minnesota for this purpose.

     9.9 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.10 HEADINGS. The table of contents and the headings of the sections and subsections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

     9.11 ENTIRE AGREEMENT. This Agreement, the Disclosure Schedule and the exhibits and other writings referred to in this Agreement or in the Disclosure Schedule or any such exhibit or other writing are part of this Agreement, together they embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as this "AGREEMENT" or the "AGREEMENT". There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement, including, but not limited to, the letter of intent dated January 9, 1996. Provisions of this Agreement shall be interpreted to be valid and enforceable under applicable Law to the extent that such interpretation does not materially alter this Agreement; PROVIDED, HOWEVER, that if any such provision shall become invalid or unenforceable under applicable Law such provision shall be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement shall continue in full force and effect.

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


     9.12 REMEDIES AND INJUNCTIVE RELIEF. It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by any other party of its covenants in Article 4 hereof. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the other and that, in addition to any other remedies which may be available, such party shall be entitled to injunctive relief against the threatened breach of Article 4 hereof or the continuation of any such breach without the necessity of proving actual damages and may seek to specifically enforce the terms thereof.

     Notwithstanding anything contained in this Agreement to the contrary, Sellers, on the one hand, and Purchaser, on the other hand, shall only have the right to make a claim against the other for damages (other than an indemnification claim pursuant to Article 8 herein) if the non-claiming party has willfully and materially breached any of its representations, covenants or agreements set forth in this Agreement. For purposes of this provision, a party shall be deemed to have willfully breached any of its representations, covenants or agreements set forth in this Agreement if such party has intentionally and knowingly taken, or intentionally and knowingly failed to take, any action which causes a breach of any of its covenants or agreements set forth in this Agreement. No party hereto shall be entitled to rescind this Agreement after the Closing.

     9.13 DEFINITION OF MATERIAL ADVERSE EFFECT. "MATERIAL ADVERSE EFFECT" with respect to the Company shall mean an individual or cumulative adverse change in or effect on the business, customers, customer relations, operations, properties, working capital condition (financial or otherwise), assets, properties or liabilities of the Company taken as a whole which is reasonably expected to be materially adverse to the business, properties, working capital condition (financial or otherwise), assets, or liabilities of the Company taken as a whole or would prevent the Company or the Sellers from consummating the transactions contemplated hereby. For purposes hereof, a Material Adverse Effect on the Company shall be deemed to have taken place in the event that (i) after consultation with any customer of the Company which, including its franchisees, accounted for sales greater than $500,000 in the fiscal year ended December 31, 1995, such customer informs any of the Sellers, the Company or the Purchaser that it and/or its franchisees will reduce the aggregate annual dollar amount of its purchases from the Company by more than 15% from the totals for the period ended December 31, 1995, or (ii) the Company will not continue to be granted "preferred vendor" status with any such customer and its franchisees who require such status in order for the Company to do business with such customer, or (iii) such customer or its franchisees will otherwise change in any way its relationship with the Company at any time after the date hereof which could reasonably be anticipated to result in a reduction of

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

revenues from such customer and its franchisees for the calendar year by more than 15% from the totals for the period ended December 31, 1995.

     9.14 DEFINITION OF KNOWLEDGE. For purposes of this Agreement, "SELLERS' KNOWLEDGE" means knowledge actually possessed by Sellers, or any one of them, or by JoAnne Hamilton, Kathy Shupe, Jim Mesick, Scott Edwards, Malcolm Alexander or Tim Trieb. Knowledge of any one of the above shall be imputed to all other Sellers.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


MERRILL CORPORATION                  SELLERS:

By: /s/ Steven J. Machov
   ------------------------          /s/ Mark J. Trumper
                                     ----------------------------
                                     Mark J. Trumper
Its: Vice President-General
     ----------------------          /s/ C. William Smith
     Counsel & Secretary             -----------------------------
                                     C. William Smith



                                     C. William Smith and Carol M.
                                     Smith Charitable Remainder
                                     Trust


                                     By:/s/ David G. King
                                        --------------------------------
                                     Its:Independent Special Trustee

                               CONSENT OF SPOUSES

     Each of the undersigned executes this consent and agrees to be bound by the agreement in her capacity as spouse of the Seller to the extent she may have any community property interest or any other interest in the Shares owned by the Seller.


                                        /s/ Kathryn M. Trumper
                                        --------------------------------
                                        Kathryn M. Trumper

                                        /s/ Carol M. Smith
                                        ---------------------------
                                        Carol M. Smith


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